Exhibit 99.3

PRO FORMA VALUATION REPORT

MADISON COUNTY FINANCIAL, INC.
Madison, Nebraska

PROPOSED HOLDING COMPANY FOR:
MADISON COUNTY BANK
Madison, Nebraska

Dated As Of:
March 23, 2012

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 600
Arlington, Virginia 22201

March 23, 2012

Boards of Directors
Madison County Holding Company, MHC
Madison County Financial Corporation
Madison County Bank
111 West Third Street
Madison, Nebraska  68748

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.  Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”) and the Federal Deposit Insurance Corporation (“FDIC”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion and Reorganization

On January 17, 2012, as amended on April 16, 2012, the Board of Directors of Madison County Holding Company, MHC, Madison, Nebraska (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Madison County Financial Corporation (the “Corporation”), adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form.  As a result of the conversion, the Corporation, which currently owns all of the issued and outstanding common stock of Madison County Bank will be succeed by a Maryland corporation with the name of Madison County Financial, Inc. (“Madison County Financial” or the “Company”). Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter be referred to as Madison County Financial or the Company.

Madison County Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Madison County Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering.  A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Madison County Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
March 23, 2012

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, Madison County Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the Company, Madison County Bank, the MHC and the other parties engaged by Madison County Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Madison County Financial, Madison County Bank and the MHC, including the prospectus as filed with the FRB, OCC and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Company that has included a review of audited financial information for the past two years through the year ended December 31, 2011 and a review of various unaudited information and internal financial reports through December 31, 2011.  We have also conducted due diligence related discussions with Madison County Financial’s management; BKD, LLP, Madison County Financial’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Madison County Financial’s conversion counsel; and Keefe, Bruyette & Woods, Inc., the Company’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Madison County Financial operates and have assessed the Company’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Madison County Financial and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Madison County Financial.  We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates.  We have compared the Company’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

Boards of Directors
March 23, 2012

The Appraisal is based on Madison County Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Madison County Financial.  The valuation considers Madison County Financial only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone.  It is our understanding that Madison County Financial intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of March 23, 2012, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $32,500,000 at the midpoint, equal to 3,250,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $27,625,000 and a maximum value of $37,375,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,762,500 at the minimum and 3,737,500 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $42,981,250 without a resolicitation.  Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 4,298,125.

Boards of Directors
March 23, 2012

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Madison County Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial, in accordance with applicable regulatory guidelines, was based on the financial condition and operations of Madison County Financial as of December 31, 2011, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Madison County Financial, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i
TABLE OF CONTENTS
MADISON COUNTY FINANCIAL, INC.
MADISON COUNTY BANK
Madison, Nebraska

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiary Activities		1.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Local Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Trends		II.9
Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS
MADISON COUNTY FINANCIAL, INC.
MADISON COUNTY BANK
Madison, Nebraska
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.17
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.18
	Summary of Adjustments		IV.18
	Valuation Approaches:		IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.22
3.	Price-to-Assets (“P/A”)		IV.22
	Comparison to Recent Offerings		IV.23
	Valuation Conclusion		IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
MADISON COUNTY FINANCIAL, INC.
MADISON COUNTY BANK
Madison, Nebraska

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Unemployment Trends	II.9
2.4	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Madison County Bank or the “Bank”, chartered in 1888, is a federally-chartered stock savings bank headquartered in Madison, Nebraska.  In 2004, Madison County Bank reorganized into the mutual holding company structure, forming Madison County Holding Company, MHC (the “MHC”).  The MHC owns 100% of the outstanding common stock of Madison County Financial Corporation (the “Corporation”), a federal corporation.  Madison County Bank is the wholly owned subsidiary of the Corporation.  The Bank serves northeast Nebraska through the main office and five branch offices located in the counties of Madison, Boone, Pierce, Knox and Cedar.  A map of the Bank’s office locations is provided in Exhibit I-1.  Madison County Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).  Madison County Bank is supervised and examined by the Office of the Comptroller of the Currency (“OCC”).  The MHC and the Corporation are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of Topeka (the “FRB”).  As of December 31, 2011, the MHC had consolidated total assets of $238.7 million, total deposits of $179.2 million and total equity of $30.1 million equal to 12.6% of total assets.  The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On January 17, 2012, as amended on April 16, 2012, the Board of Directors of the MHC adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form.  As a result of the conversion, the Corporation, which currently owns all of the issued and outstanding common stock of Madison County Bank will be succeed by a Maryland corporation with the name of Madison County Financial, Inc. (“Madison County Financial” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter be referred to as Madison County Financial or the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Madison County Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Madison County Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Madison County Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, Madison County Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Madison County Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base.  The Company has implemented a growth strategy in recent years, in which asset growth has been primarily sustained through loan growth. Deposits have been the primary funding source for the Company’s asset growth.

In November 2005, the Company completed the cash acquisition of First Capital Investment Company, the parent company of First National Bank of Albion, for $7.3 million.  First National Bank’s sole office facility was located in Albion, Nebraska, which is part of Boone County.  The acquisition added approximately $39 million and $34 million to the Company’s assets and deposits, respectively.  Under the purchase method of accounting, the acquisition resulted in goodwill of $481,000 and a core deposit intangible of $3.1 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

As a community bank operating in a rural market area, the Company’s lending activities have emphasized agricultural loans as the primary source of loan growth.  Agricultural loans originated by the Company consist of loans for the purchase of farmland and commercial productions loans comprised of seasonal operating lines of credit and terms loans to fund the purchase of equipment.  Corn is the primary crop planted in the Company’s lending market and farmers have been increasing the number of acres they plant with corn in response to historically high corn prices that have been driven by a surge in demand for corn.  The sharp rise in corn demand has been related to rising global consumption of poultry and beef, which are fed with corn, and by U.S. Government requirements that have increased the use of ethanol in gasoline.  The increase in demand for farmland has resulted in farmland prices surging higher as well and has facilitated growth of the Company’s agricultural lending activities.  As the Company has emphasized agricultural lending over the years, agricultural real estate loans followed by agricultural production loans currently constitute the two largest segments of the Company’s loan portfolio.  Other than agricultural loans, 1-4 family residential loans and commercial real estate/multi-family loans have been primary areas of lending emphasis for the Company.  While the origination of 1-4 family permanent mortgage loans has remained as one of the Company’s primary lending activities, growth of the 1-4 family loan portfolio has been limited in recent years by the Company’s general philosophy of selling most originations of 1-4 family fixed rate loans for purposes of managing interest rate risk.  Lending diversification for the Company also includes commercial business loans, other than agricultural production loans, and consumer loans.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy.  Municipal bonds constitute the major portion of the Company’s investment portfolio, with other investments consisting of U.S. Treasury and agency securities and FHLB stock.

The Company’s lending and investment strategies, along with favorable market conditions for agricultural lending in the Company’s lending area, have supported management of credit risk exposure, as evidenced by favorably low credit quality measures for non-performing assets and credit quality related losses.  Madison County Financial is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Retail deposits have consistently served as the primary interest-bearing funding source for the Company and have funded most of the Company’s asset growth in recent years.  Transaction accounts constitute the largest portion of the Company’s deposits and have been the primary source of deposit growth in recent years.  The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk.  Borrowings utilized by the Company have typically been limited to FHLB and FRB advances.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Madison County Financial’s earnings base is largely dependent upon net interest income and operating expense levels.  In recent years, the Company’s net interest margin has trended higher as interest rate spreads have increased with the decline in short-term interest rates and resulting steeper yield curve.  In particular, the Company’s balance sheet is liability-sensitive in the short-term and, therefore, funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets.  Operating expenses have increased in recent years as well, which has been mostly related to normal annual salary increases and employee benefits expense.  Revenues derived from non-interest income sources have been a moderate contributor to the Company’s core earnings base, with such income consisting mostly of insurance commissions, fees and service charges and income realized from bank-owned life insurance (“BOLI”).

The post-offering business plan of the Company is expected to continue to focus on operating and growing a profitable institution serving retail customers, farmers and businesses in local markets.  Accordingly, Madison County Financial will continue to be an independent community-oriented financial institution with a commitment to meeting the retail and commercial banking needs of individuals and businesses in northeast Nebraska.  In addition, the Company’s business plan is to implement strategies that will facilitate growth of its franchise and increase earnings.

o
Madison County Financial.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested into liquid funds held as a deposit at the Company and short-term investment grade securities.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

o
Madison County Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Madison County Financial’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years.  From year end 2007 through year end 2011, Madison County Financial’s assets increased at a 6.1% annual rate.  Asset growth during the period was largely sustained by loan growth, which served to increase the concentration of loans comprising assets.  Asset growth was primarily funded by deposit growth and, to a lesser extent, additional borrowings and capital growth realized through the retention of earnings.  A summary of Madison County Financial’s key operating ratios for the past five years is presented in Exhibit I-3.

Madison County Financial’s loans receivable portfolio increased at an 8.1% annual rate from year end 2007 through year end 2011, in which loan growth was sustained throughout the period.  The Company’s stronger loan growth rate compared to asset growth provided for an increase in the loans-to-assets ratio from 73.5% at year end 2007 to 79.2% at year end 2011.  Madison County Financial’s agricultural lending emphasis is reflected in its loan portfolio composition, as agricultural real estate loans comprised the largest segment of the Company’s loan portfolio composition equaling 43.1% of total loans at December 31, 2011.

Trends in the Company’s loan portfolio composition over the past five years show that the concentration of agricultural real estate loans increased from a low of 37.4% of total loans at year end 2007 to a high of 43.1% of total loans at year end 2011.  Commercial business loans, consisting primarily of agricultural production loans, have been the second largest source of loan growth for the Company since year end 2007 and comprised the second largest segment of the Company’s loan portfolio at December 31, 2011.  Commercial business loans increased from 20.0% of total loans at year end 2007 to 24.1% of total loans at year end 2011.  The growing concentrations of agricultural real estate loans and commercial business loans were offset by a declining concentration of 1-4 family residential loans, which declined from a high of 29.5% of total loans at year end 2007 to a low of 19.7% of total loans at year end 2011.  The decrease in the concentration of 1-4 family loans comprising the Company’s loan portfolio was due a decrease in the balance of 1-4 family loans, as well as growth of other types of loans.  The declining balance of 1-4 family loans reflects Madison County Financial’s general philosophy of selling originations of fixed rate 1-4 family loans into the secondary market.  The balance of the Company’s loan portfolio consists of commercial real estate/multi-family loans and consumer loans, which have been relatively stable as a percent of total loans over the past five years.  At year end 2011 commercial real estate/multi-family loans and consumer loans equaled 10.9% and 2.4% of total loans outstanding, respectively, versus comparable ratios of 10.1% and 2.9% at year end 2007.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Table 1.1
Madison County Financial, Inc.
Historical Balance Sheet Data

											12/31/07-
											12/31/11
	At December 31,										Annual.
	2007		2008		2009		2010		2011		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$188,063	100.00%	$189,822	100.00%	$197,167	100.00%	$219,471	100.00%	$238,668	100.00%	6.14%
Cash and cash equivalents	9,174	4.88%	3,415	1.80%	3,188	1.62%	2,522	1.15%	6,457	2.71%	-8.41%
Investment securities/CDs	25,567	13.59%	23,129	12.18%	20,300	10.30%	19,056	8.68%	25,880	10.84%	0.30%
Loans held for sale	84	0.04%	160	0.08%	-	0.00%	360	0.16%	621	0.26%	64.89%
Loans receivable, net	138,310	73.54%	148,051	77.99%	157,940	80.10%	181,848	82.86%	188,953	79.17%	8.11%
FHLB stock	1,869	0.99%	1,368	0.72%	1,612	0.82%	1,654	0.75%	2,037	0.85%	2.18%
Bank-owned life insurance	3,831	2.04%	3,979	2.10%	4,134	2.10%	4,289	1.95%	4,444	1.86%	3.78%
Deposits	$147,781	78.58%	$147,872	77.90%	$148,285	75.21%	$160,803	73.27%	$179,211	75.09%	4.94%
Borrowings	18,700	9.94%	18,100	9.54%	22,900	11.61%	29,755	13.56%	26,900	11.27%	9.52%

Equity	$19,496	10.37%	$21,764	11.47%	$23,697	12.02%	$26,544	12.09%	$30,131	12.62%	11.50%

Banking Offices Open	5		6		6		6		6

(1) Ratios are as a percent of ending assets.

Sources: Madison County Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Madison County Financial’s overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level will primarily be invested into a deposit at the Bank or other short-term funds.  Over the past five years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 10.6% of assets at year end 2010 to a high of 19.5% of assets at year end 2007.  Total cash and investments held by the Company at December 31, 2011 amounted to $34.4 million or 14.4% of assets.  As of December 31, 2011, the Company’s investment securities portfolio consisted of $14.9 million of municipal bonds and $10.7 million of U.S. Treasury and agency debt securities.  Investment securities maintained as held to maturity, including the entire municipal bond portfolio, equaled $15.4 million at December 31, 2011, with the remaining $10.2 million of the portfolio maintained as available for sale.  As of December 31, 2011, the net unrealized gain on the available for sale portfolio of investment securities equaled $350,000.  Exhibit I-4 provides historical detail of the Company’s investment portfolio.  As of December 31, 2011, the Company also held FHLB stock of $2.0 million or 0.9% of assets, cash and cash equivalents amounting to $6.5 million or 2.7% of assets and CDs held in other financial institutions of $250,000 or 0.1% of assets.

The Company also maintains an investment in BOLI policies, which cover the lives of the Company’s directors, executives and loan officers.  The purpose of the investment is to provide funding for the benefit plans of the covered individuals.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of December 31, 2011, the cash surrender value of the Company’s BOLI equaled $4.4 million.

Over the past five years, Madison County Financial’s funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings.  From year end 2007 through year end 2011, the Company’s deposits increased at an annual rate of 4.9%.  Most of the Company’s deposit growth was realized during 2010 and 2011, as the balance of deposits remained fairly stable from year end 2007 through year end 2009.  Deposits as a percent of assets ranged from a low of 73.3% at year end 2010 to a high of 78.6% at year end 2007.  As of December 31, 2011, the Company’s deposits totaled $179.2 million or 75.1% of assets.  Transaction and savings account deposits constitute the largest concentration of the Company’s deposits and comprised 80.3% of total deposits at December 31, 2011, with the remaining 19.7% of deposits consisting of CDs.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk.  From year end 2007 through year end 2011, borrowings increased at an annual rate of 9.5%.  Borrowings ranged from a low of $18.1 million or 9.5% of assets at year end 2008 to a high of $29.8 million or 13.6% of assets at year end 2010.  As of December 31, 2011, Madison County Financial maintained $26.9 million of borrowings equal to 11.3% of assets.  The Company’s utilization of borrowings has generally been limited to FHLB and FRB advances and borrowings held by the Company at December 31, 2011 consisted entirely of FHLB and FRB advances.

Since year end 2007, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 11.5% for the Company.  Capital growth outpaced the Company’s asset growth rate, as Madison County Financial’s equity-to-assets ratio increased from 10.4% at year end 2007 to 12.6% at year end 2011.  Goodwill and the core deposit intangible totaled $1.5 million at December 31, 2011, which reduced tangible capital to $28.7 million or 12.0% of assets.  Madison County Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2011.  The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.  At the same time, as the result of the significant increase that will be realized in the Company’s pro forma capital position, Madison County Financial’s ROE can be expected to initially decline from current returns.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years.  The Company reported positive earnings over the past five years, ranging from a low of 0.69% of average assets during 2007 to a high of 1.55% of average assets during 2011.  Net interest income and operating expenses represent the primary components of the Company’s earnings.  Supplemental sources of income for the Company are derived from recurring sources of non-interest operating income and gains from the sale of investments and loans.  Loan loss provisions have typically been a relatively limited factor in the Company’s earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Table 1.2
Madison County Financial, Inc.
Historical Income Statements

For the Year Ended December 31,
2007	2008	2009	2010	2011
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$11,589	6.25%	$11,284	5.89%	$10,653	5.50%	$11,172	5.45%	$11,657	5.23%
Interest expense	(6,735)	-3.63%	(5,223)	-2.73%	(3,662)	-1.89%	(3,119)	-1.52%	(2,217)	-0.99%
Net interest income	$4,854	2.62%	$6,061	3.16%	$6,991	3.61%	$8,053	3.93%	$9,440	4.23%
Provision for loan losses	(100)	-0.05%	(135)	-0.07%	(360)	-0.19%	(360)	-0.18%	(680)	-0.31%
Net interest income after provisions	$4,754	2.56%	$5,926	3.09%	$6,631	3.42%	$7,693	3.75%	$8,760	3.93%

Other operating income	$891	0.48%	$1,523	0.80%	$1,041	0.54%	$1,119	0.55%	$1,189	0.53%
Operating expense(5)	(4,012)	-2.16%	(4,655)	-2.43%	(5,028)	-2.60%	(5,183)	-2.53%	(5,378)	-2.41%
Net operating income	$1,633	0.88%	$2,794	1.46%	$2,644	1.36%	$3,629	1.77%	$4,571	2.05%

Non-Operating Income
Gain(loss) on sale of investments	$15	0.01%	$52	0.03%	143	0.07%	($2)	0.00%	$9	0.00%
Gain on sale of loans	91	0.05%	62	0.03%	131	0.07%	351	0.17%	300	0.13%
Net non-operating income	$106	0.06%	$114	0.06%	$274	0.14%	$349	0.17%	$309	0.14%

Net income before tax	$1,739	0.94%	$2,908	1.52%	$2,918	1.51%	$3,978	1.94%	$4,880	2.19%
Income tax provision	(460)	-0.25%	(667)	-0.35%	(791)	-0.41%	(1,141)	-0.56%	(1,431)	-0.64%
Net income (loss)	$1,279	0.69%	$2,241	1.17%	$2,127	1.10%	$2,837	1.38%	$3,449	1.55%

Adjusted Earnings
Net income	$1,279	0.69%	$2,241	1.17%	$2,127	1.10%	$2,837	1.38%	$3,449	1.55%
Add(Deduct): Net gain/(loss) on sale	(106)	-0.06%	(114)	-0.06%	(274)	-0.14%	(349)	-0.17%	(309)	-0.14%
Tax effect (2)	36	0.02%	39	0.02%	93	0.05%	119	0.06%	105	0.05%
Adjusted earnings	$1,209	0.65%	$2,166	1.13%	$1,946	1.00%	$2,607	1.27%	$3,245	1.46%

Expense Coverage Ratio (3)	1.21	x	1.30	x	1.39	x	1.55	x	1.76	x
Efficiency Ratio (4)	63.2%	57.1%	59.0%	53.8%	48.7%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 34.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses, net of amortization of intangibles, divided by the sum of net interest income before provisions for loan losses plus other income, net of gains.
(5)	Operating expense includes core deposit intangible amortization of $373,000, $320,000, $276,000, $238,000 and $206,000 for the years ended 2007, 2008, 2009, 2010 and 2011, respectively.

Sources: Madison County Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Over the past five years, the Company’s net interest income to average assets ratio ranged from a low of 2.62% during 2007 to a high of 4.23% during 2011.  The increase in the Company’s net interest income ratio since 2007 has been facilitated by a wider yield-cost spread, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields.  Loan growth, which was sustained by diversification into higher yielding types of loans, also contributed to the increase in the Company’s interest rate spread.  Overall, the Company’s interest rate spread increased from 2.41% during 2007 to 4.30% during 2011.  The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a moderate contributor to the Company’s earnings over the past five years, ranging from a low of 0.48% of average assets during 2009 to a high of 0.80% of average assets during 2008.  For 2011, non-interest operating income amounted to 0.53% of average assets.  Insurance commission income generated through the Bank’s insurance agency subsidiary constitutes the largest source of non-interest operating income for the Company, with other non-interest operating revenues derived from fees and service charges, income earned on BOLI and miscellaneous other revenue sources.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.16% of average assets during 2007 to a high of 2.53% of average assets during 2010.  Operating expenses during 2011 were $5.4 million or 2.41% of average assets.  The increase in the Company’s operating expense ratio since 2007 reflects normal increases in general and administrative expenses, as well as an increase in FDIC insurance premiums.  Upward pressure will be placed on the Company’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through additional growth of the balance sheet.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio since 2007 reflect an increase in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses).  Madison County Financial’s expense coverage ratio equaled 1.21 times during fiscal 2007, versus a ratio of 1.76 times during 2011.  The increase in the expense coverage ratio resulted from a more significant increase in the net interest income ratio compared to the operating expense ratio.  Similarly, Madison County Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 63.2% during 2007 was less favorable than the 48.7% efficiency ratio recorded for 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Over the past five years, loan loss provisions established by the Company ranged from a low of 0.05% of average assets during 2007 to a high of 0.31% of average assets during 2011.  The higher loan loss provisions established in 2011 was largely related to growth of the loan portfolio and, in particular, growth of high risk types of loans.  As of December 31, 2011, the Company maintained valuation allowances of $4.0 million, equal to 2.13% of net loans receivable and 1,673.75% of total non-accruing loans and accruing loans delinquent 90 days or more.  Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five years.

Gains and losses from the sale of loans and investments generally have had a fairly limited impact on the Company earnings over the past five years, ranging from net gains equal to 0.06% of average assets during 2007 and 2008 to net gains equal to 0.17% of average assets during 2010.  For 2011 the Company recorded net gains of $309,000, equal to 0.14% of average assets.  Most of the gains recorded in recent years have consisted of loan sale gains, which were realized from the sale of fixed rate 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company.  Comparatively, gains and losses from the sale of investment securities are viewed as non-recurring income.  However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 22.94% during 2008 to a high of 29.32% during 2011.  As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 34.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2007 in which the yield curve was flat or inverted.  Comparatively, the Company’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens, such as the interest rate environment that has prevailed in recent years.  As of December 31, 2011, the OCC Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 12% decrease in the Company’s NPV (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance sheet through selling originations of 1-4 family fixed rate loans to the secondary market, originating 1-4 family ARM loans for investment, maintaining a portion of the investment securities portfolio as available for sale and significant diversification into other types of lending beyond 1-4 family permanent mortgage loans which include shorter term fixed rate loans and variable rate loans.  As of December 31, 2011, of the Company’s total loans due after December 31, 2012, ARM loans comprised 45.9% of those loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilization of longer term fixed rate FHLB advances.  Transaction and savings account deposits comprised 80.3% of the Company’s deposits at December 31, 2011.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have emphasized the origination of agricultural loans and 1-4 family loans, which constitute the largest concentrations of the Company’s loan portfolio.  Agricultural loans include agricultural real estate loans, which represent the largest concentration of the loan portfolio, and commercial business agricultural loans, which represent the second largest concentration of the loan portfolio.  While the origination of 1-4 family permanent mortgage loans continues to be a significant lending activity for the Company, the concentration of 1-4 family loans held in the portfolio has declined in light of the Company’s current philosophy of selling most fixed rate loan originations to the secondary market.  Other areas of lending diversification for the Company include commercial real estate/multi-family loans and consumer loans.  Going forward, the Company’s lending strategy is expected to remain consistent with recent historical trends.  The Company’s general lending philosophy has been to limit its lending activities to local and familiar markets.  Exhibit I-9 provides historical detail of Madison County Financial’s loan portfolio composition over the past five years.  Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Agricultural real estate loans are primarily comprised of loans for the purchase of farmland.  Madison County Financial has typically originated agricultural real estate loans up to a maximum loan-to-value (“LTV”) ratio of 70% and a minimum debt-coverage ratio of 1.1 times.  However, as farmland values have escalated in recent years, the Company has tended to require a lower LTV ratio in the range of 50% to 60%.  Agricultural real estate loans are offered as fixed rate or variable rate loans for terms of up to 20 years.  Variable rate loans are offered with repricing terms of one, three or five years and reprice off of the 1 year or 5 year Constant Maturity Treasury (“CMT”) index.  As of December 31, 2011, the Company’s outstanding balance of agricultural real estate loans equaled $83.3 million or 43.1% of total loans outstanding.

Madison County Financial offers both fixed rate and variable rate 1-4 family permanent mortgage loans, with most current originations consisting of fixed rate loans reflecting high demand for such loans in the low interest rate environment that has prevailed in recent years.  Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of conforming fixed rate loans into the secondary market.  Loans are generally sold on a servicing retained basis.  Variable rate loans offered by the Company have initial repricing terms of one, three, five and ten years and then reprice every one, three or five years for the balance of the mortgage term.  Variable rate loans reprice off of the 1 year or 5 year CMT index.  As of December 31, 2011, the Company’s outstanding balance of 1-4 family loans equaled $38.0 million or 19.7% of total loans outstanding and included $682,000 of 1-4 family construction loans.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and, on a very limited basis, commercial/multi-family properties.  The Company’s 1-4 family construction lending activities primarily consist of one year interest only loans to individuals who are constructing a house for ownership and are originated up to a LTV ratio of 80.0%.  On a more limited basis, the Company originates construction/permanent loans with a 31 year term for individuals who are constructing a house for ownership and require interest only payments for the first year of the loan.  Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to 80.0% of the completed appraised value of the property.  As of December 31, 2011, outstanding construction loans equaled $742,000 or 0.4% of total loans outstanding of which $682,000 were 1-4 family construction loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by properties in the Company’s regional lending area.  On occasion, commercial real estate loans are originated to borrowers who live in the Company’s market area for commercial properties located outside of its regional lending area.  Madison County Financial generally originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and typically requires a minimum debt-coverage ratio of 1.4 times.  Commercial real estate and multi-family loans are offered as fixed rate or variable rate loans for terms of up to 20 years.  Variable rate loans are offered with repricing terms of one, three or five years and reprice off of the 1 year or 5 year CMT index.  Properties securing the commercial real estate and multi-family loan portfolio include small office buildings, strip shopping centers, owner-occupied offices, car washes, condominiums, apartment buildings and developed lots.  The largest commercial real estate/multi-family loan in the Company’s loan portfolio at December 31, 2011 was a $1.8 million loan secured by an office building in the Phoenix, Arizona metropolitan area and was performing in accordance with its terms at December 31, 2011.  As of December 31, 2011, the Company’s outstanding balance of commercial real estate and multi-family totaled $21.0 million or 10.9% of total loans outstanding.

Madison County Financial’s diversification into non-mortgage loans consists mostly of commercial business loans and, to a lesser extent, consumer loans.  Agriculture production loans constitute the major portion of the Company’s commercial business loans, which are comprised of operating lines of credit to fund crop and livestock operating expenses and term loans to fund the purchase of equipment, machinery and breeding stock.  Operating lines of credit are one year floating rate loans, while term loans are fixed rate loans generally extended for terms of three to seven years based on the useful life of the property securing the loan.  Commercial business loans other than agricultural production loans consist mostly of loans secured by business assets such as accounts receivable, inventory and equipment, while the portfolio also includes a limited amount of unsecured loans.  Commercial business loans are offered with comparable terms as the agricultural production loans, either one year floating rate lines of credit or fixed rate term loans.  Expansion of the Company’s agricultural and commercial lending activities are areas of lending emphasis for the Company, pursuant to which the Company is seeking to become a full service community bank to its agricultural and commercial loan customers through offering a full range of loan products that can be packaged with lower cost commercial deposit products.  As of December 31, 2011, Madison County Financial’s outstanding balance of commercial business loans totaled $46.6 million or 24.1% of total loans outstanding of which $40.1 million consisted of agricultural production loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Consumer lending has been a relatively minor area of lending diversification for the Company, with the largest portion of the portfolio consisting of automobile loans originated directly to the consumer.  The Company does not purchase indirect automobile loans from dealers.  Beyond automobile loans, the Company’s consumer loan portfolio consists of home equity loans and lines of credit, loans secured by deposits, other types of installment loans and personal loans.  Home equity loans and lines of credit are offered for terms of up to 5 years and up to a maximum LTV ratio of 80%, inclusive of other liens on the property.  As of December 31, 2011, the Company’s outstanding balance of consumer loans equaled $4.6 million or 2.4% of total loans outstanding and included $2.3 million of auto loans.

Exhibit I-11 provides a summary of the Company’s lending activities over the past two years.  Total loans originated decreased from $90.8 million in 2010 to $84.7 million in 2011.  The decline in loans originated in 2011 reflects lower lending volumes for agricultural real estate loans and commercial real estate and multi-family loans, which were partially offset by increased lending volumes for 1-4 family loans, commercial business loans and consumer loans.  Agricultural real estate loans comprised the largest source of loan originations during the past two years ($56.7 million total originations), followed by originations of 1-4 family loans ($54.6 million total originations) and commercial business loans ($47.9 million total originations). The Company sold $35.1 million of 1-4 family loans during 2010 and 2011, equal to 64.3% of 1-4 family loans originated during the two period.  The Company purchased $33,000 of commercial business loans in 2010.  Loan originations and advances on commercial lines of credit exceeded principal repayments and loans sold during the past two years, which provided for net loan growth of $24.3 million in 2010 and $7.4 million in 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Asset Quality

The Company’s emphasis on lending in local and familiar markets and favorable market conditions for farming in the Company’s lending area have supported the maintenance of relatively favorable credit quality measures.  Over the past five years, Madison County Financial’s balance of non-performing assets, consisting of non-accruing loans, accruing loans 90 days or more past due and repossessed assets, ranged from a low of 0.06% of assets at year ends 2008 and 2009 to a high of 0.16% of assets at year end 2010.  As shown in Exhibit I-12, non-performing assets at December 31, 2011 totaled $240,000 or 0.10% of assets. The non-performing assets balance at December 31, 2011 consisted of $223,000 of non-accruing loans and $17,000 of accruing loans 90 days or more past due.  The largest portion of the non-performing assets balance at December 31, 2011 consisted of $129,000 of non-accruing agricultural real estate loans.

To track the Company’s asset quality and the adequacy of valuation allowances, Madison County Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed quarterly by senior management and the Board.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of December 31, 2011, the Company maintained valuation allowances of $4.0 million, equal to 2.12% of net loans receivable and 1,673.75% of non-accruing loans and accruing loans 90 days or more past due.

The  Company’s concentration of agricultural loans is viewed as increasing the credit risk associated its loan portfolio, given that there are inherent credit risk characteristics of agricultural loans that typically are not prevalent in other types of commercial real estate loans.   Notably, there are many factors outside the control of the borrower that may affect the borrower’s ability to repay the loan.  Weather presents one of the greatest risks to agricultural real estate lending as hail, drought, floods, or other conditions, can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral.  This risk can be reduced by the farmer with a variety of insurance coverages which can help to ensure loan repayment.  Government support programs generally require that farmers procure crop insurance coverage.  Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs.  These risks may be reduced by the farmer with the use of futures contracts or options to mitigate price risk.  Another risk is the uncertainty of government programs and other regulations.  During periods of low commodity prices, the income from government programs can be a significant source of cash to make loan payments and if these programs are discontinued or significantly changed, cash flow problems or defaults could result.  Finally, many farms are dependent on a limited number of key individuals upon whose injury or death may result in an inability to successfully operate the farm.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2011 deposits accounted for 86.9% of Madison County Financial’s interest-bearing funding composition.  Exhibit I-13 sets forth the Company’s deposit composition for the past three years.  Transaction and savings account deposits constituted 80.3% of total deposits at December 31, 2011, as compared to 69.8% of total deposits at December 31, 2009.  The increase in the concentration of core deposits comprising total deposits since fiscal year end 2009 was realized through a reduction in CD balances and growth of core deposits.  Most of the growth of core deposits has consisted of interest-bearing checking accounts, which was facilitated by offering relatively attractive rates on checking account deposits with balances over $25,000 and an increase in preference by depositors in general to maintain funds in liquid accounts as CD rates have declined significantly in recent years.  Interest-bearing checking account deposits comprised 57.4% of total deposits and 71.4% of core deposits at December 31, 2011.

The balance of the Company’s deposits consists of CDs, which equaled 19.7% of total deposits at December 31, 2011 compared to 30.2% of total deposits at December 31, 2009.  Madison County Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less).   The CD portfolio totaled $35.4 million at December 31, 2011 and $26.5 million or 74.7% were scheduled to mature in one year or less.  Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of December 31, 2011.  As of December 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $9.1 million or 25.6% of total CDs.  The Company did not maintain any brokered CDs at December 31, 2011.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk.  The Company’s utilization of borrowings has been maintained at less than 15% of assets over the past five years and has generally been limited to FHLB and FRB advances.  The Company maintained $26.9 million of borrowings at December 31, 2011 with a weighted average rate of 1.04%.  Borrowings held by the Company at December 31, 2011 consisted mostly of overnight borrowings and borrowings with maturities of less than one year.  To a lesser extent, borrowings held by the Company include longer-term borrowings with initial maturities extending out to ten years.  Exhibit I-15 provides further detail of the Company’s borrowings activities during the past three years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Subsidiary Activities

Bush and Roe Financial, Inc. is a wholly-owned subsidiary of Madison County Bank, which earns commission income through the sale of liability, casualty, automobile, life, health and accident insurance.

Legal Proceedings

Madison County Financial is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

The Company is headquartered in Madison, Nebraska, which is located in the northeastern part of Nebraska.  The Bank was organized in 1888 under the name The Madison County Building and Loan Association and has operated continuously in Madison County, Nebraska since its founding.  The headquarters office and a branch office are located in Madison County, Nebraska and four additional branch offices are situated in the northeastern Nebraska counties of Boone, Pierce, Knox, and Cedar.  Boone County is located southwest of Madison County, while Pierce County is located directly north of Madison County.  Knox County is located north of Pierce County, while Cedar County is located just northeast of Pierce County.  The city of Madison, which has a population of approximately 2,500, is located in the rural southeastern portion of the county approximately 120 miles northwest of Omaha and 100 miles southwest of Sioux City, Iowa.  Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for the Company depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends.  In assessing national economic trends over the past few quarters, more evidence of a slowing economy was forthcoming in the July 2011 reports for manufacturing activity and employment.  The pace of manufacturing activity dropped sharply in July, while U.S. employers added 117,000 jobs in July reflecting sluggish economic growth.  The unemployment rate for July ticked down to 9.1%.  Productivity declined at a 0.3% annual rate in the second quarter, as the stalled economy hurt production by U.S. companies.  Comparatively, retail sales for July were up 0.5%, which was better than expected.  Housing data for July continued to reflect a struggling housing market, with July sales for new and existing homes showing a decline from June and housing starts declined as well in July.  Non-defense capital goods orders declined in July, although consumer spending increased in July despite weak income growth.  Economic data for August remained mixed, as activity in the service sector picked up slightly.  Comparatively, manufacturing activity edged down in August and job growth was flat in August with the unemployment rate remaining unchanged at 9.1%.  New home sales and housing starts were down again in August, but sales of existing homes showed a healthy increase in August.  Almost one-third of the existing home sales for August were either short sales or sales of foreclosed properties.  Durable-goods orders ticked down slightly in August.  Manufacturing activity picked up slightly in September, while activity in the service sector decreased slightly in September.  Employers added 103,000 jobs in September, which along with a rise in retail sales for September help to ease recession fears.  The U.S. unemployment rate for September remained at 9.1%.  Other positive signs that the economy was not falling back into recession included a pick-up in residential construction during September, new home sales were up in September and durable-goods orders, excluding transportation, rose in September.  However, sales of existing homes declined in September.  Third quarter GDP increased at a 2.5% annual rate (subsequently revised to 1.8%), which also served to ease recession fears.

RP® Financial, LC.	MARKET AREA II.2

Manufacturing and non-manufacturing activity continued to expand in October 2011, but at a slower pace compared to September.  Jobs data for October continued to imply a slow recovery, with 80,000 jobs added and the unemployment rate ticking down to 9.0%.  Economists’ had forecasted a gain of 95,000 jobs for October.  Retail sales and the index of leading economic indicators both increased in October.  Sales of existing homes were also higher in October, but prices continued to decline as a glut of foreclosures kept pressure on home prices.  An increase in manufacturing activity during November and a brighter jobs report for November provided further evidence that the recovery was gaining momentum.  November employment data showed 120,000 jobs were added and the unemployment rate declined to 8.6%.  However, the pace of growth in the service sector was slower in November and November retail sales showed only a modest increase from October.  Housing starts surged 9.3% in November, which was fueled by construction of apartments, townhouses and other multi-family properties.  Increases in November durable-goods orders and single-family home sales also suggested that the economy was improving.  Manufacturing activity expanded at a slightly higher rate in December, as the index which measures manufacturing activity reached a six month high.  The pace of non-manufacturing activity picked up as well in December.  Employers added 200,000 jobs in December, which pushed the December unemployment rate down to 8.5%.  December was the third consecutive month of retail sales showing slower growth and new home construction declined in December.  Declining home prices and attractive mortgage rates supported a gain in existing home sales for December.  Comparatively, sales of new homes declined in December and for all of 2011 new home sales were the lowest since the Census Bureau began tracking such sales in 1963.  A more positive economic outlook was indicated by the 3% increase in December durable-goods orders and fourth quarter GDP increased at a 2.8% annual rate (subsequently revised up to 3.0%), the fastest pace since the second quarter of 2010.

RP® Financial, LC.	MARKET AREA II.3

Economy data for the first month of 2012 generally reflected an improving economy.  Manufacturing activity increased in January, marking the 30th straight month of increased factory activity.  January non-manufacturing activity showed a healthy increase as well.   Employers added 243,000 jobs in January, which was more than expected, and the unemployment rate for January declined to 8.3%.  The January unemployment rate was the lowest since February 2009.  Retail sales were up slightly in January and industrial production was unchanged in January, with both readings falling short of expectations.  Residential construction was up 1.5% in January, but remained low by historical standards.  Sales of existing homes also rose in January, while new home sales were down slightly in January but higher than a year ago.  February data generally pointed towards an improving economy, as employment showed solid growth for the third straight month.  The February unemployment rate held steady at 8.3%.  The service industry grew at its fastest pace in a year in February, while manufacturing activity continued to expand in February as well but at a slower rate compared to January.  February retail sales were up 1.1% from January, the biggest jump in five months.  New and existing home sales declined in February and residential construction was down as well in February, but permits for new residential construction in February climbed to their highest level since October 2008.

In terms of interest rates trends over the past few quarters, a pick-up in manufacturing activity in June 2011 helped to push Treasury yields higher in early-July, which was followed by a rally in Treasury bonds amid deepening worries about the euro-zone debt crisis and the slowdown in the U.S. economic recovery.  Treasury yields edged higher in late-July on growing worries about the deficit standoff and the possibility of a U.S. default leading to a downgrade of the U.S.’s triple-A credit rating.  More signs of a slowing economy pushed Treasury yields lower in early-August.  Treasury bonds rallied sharply after the downgrade of the U.S.’s credit rating, as investors poured money into the safety of U.S. Treasury bonds despite yields that approached their lowest levels in history.  Economic data indicating a slower pace of growth provided for a stable interest rate environment through the second half of August.  A disappointing employment report for August and more fallout from Europe’s debt crisis pushed long-term Treasury yields lower in early-September, with the yield on the 10-year Treasury dropping below 2.0%.  Interest rates remained at historic lows for all of September, as the relative safety of U.S. Treasury bonds continued to attract investors amid ongoing concerns of another recession and a Greek debt default.

RP® Financial, LC.	MARKET AREA II.4

The yield on the 10-year Treasury remained below 2.0% at the start of the fourth quarter of 2011 and then edged above 2.0% heading into mid-October, as signs of stronger growth eased concerns that the economy was slipping back into a recession.  Long-term Treasury yields stabilized for the balance of October and then edged lower at the beginning of November, as investors continued to be attracted to the safety of U.S. Treasury bonds.  The Federal Reserve concluded its early-November meeting by keeping its target rate near zero, but lowered its jobs forecast for 2012.  Wholesale and consumer prices edged down in October, which served to ease inflation concerns and helped to keep Treasury yields at historic lows with the 10-year Treasury yield hovering around 2.0% into late-November.  A rise in consumer confidence in November and investors moving back into stocks pushed the yield on the 10-year Treasury back above 2.0% at the end of November.  Treasury yields continued to edge higher at the start of December following the better-than-expected jobs report for November.  Disappointing November retail sales and the Federal Reserve’s guarded assessment of the economy helped to push the 10-year Treasury yield under 2.0% in mid-December.  The Federal Reserve concluded the mid-December meeting by keeping its target rate the same and reiterated that short-term rates are likely to stay near zero until mid-2013.  Little change in November wholesale and consumer prices indicated that inflation was slowing down.  Data showing a healthier economy and consumer confidence increasing to a six month high pushed the 10-year Treasury yield back up to 2.0% in late-December.

Long-term Treasury yields remained fairly stable during the first half of January 2012 and then declined on more signs of weaker than expected economic growth and Standard & Poor’s downgrade of France’s debt along with eight other euro-zone countries.  Low inflation reflected in the December wholesale and retail prices, along with the Federal Reserve’s announcement to keep rates low at least through 2014, helped to keep long-term Treasury yields near historic lows through the end of January.  Data that generally showed an improving economy in January, including a better-than-expected jobs report for January, pushed Treasury yields slightly higher in early-February with the yield on the 10-year Treasury edging slightly above 2.0%.  However, investors moved backed into the safety of U.S. Treasury bonds heading into mid-February, reflecting renewed fears of a Greek default and a drop in consumer confidence during February.  Long-term Treasury yields edged higher in mid-February, as investors reacted to news of higher consumer prices in January including an increase in “core” consumer prices.  The interest rate environment remained fairly stable through the end of February and into early-March.  Investors moved out of Treasury bonds in mid-March, pushing yields to their highest level since October, as signs of an improving economy reduced prospects for another round of bond buying by the Federal Reserve.  As of March 23, 2012, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.19% and 2.25%, respectively, versus comparable year ago yields of 0.24% and 3.36%.  Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.5

Based on the consensus outlook of economists surveyed by The Wall Street Journal in February 2012, economic growth is expected to increase slightly in 2012 compared to 2011.  The economists forecasted GDP growth of 2.5% for 2012 compared to 1.6% for 2011.  Most of the economists expect that the unemployment rate will be at 8.0% by the end of 2012 and, on average, 172,000 jobs will be added per month over the next year.  On average, the economists did not expect the Federal Reserve to begin raising its target rate until late 2013 and the 10-year Treasury yield will increase to 2.62% by the end of 2012.  The surveyed economists also forecasted home prices would be substantially unchanged in 2012 and housing starts would remain flat.

Market Area Demographics

Table 2.1 presents information regarding demographic trends for the Company’s market area counties from 2010 to 2011 and projected through 2016.  Data for the nation and the state of Nebraska is included for comparative purposes.  The data indicates that the market area counties maintained 2011 populations ranging from a high of 35,000 in Madison County to a low of 5,000 in Boone County, while the other three market area counties reported population bases between 7,000 and 9,000.  Madison County’s population increased at a 0.5% annual rate from 2010 to 2011, while the other four market area counties experienced declines in population ranging from 0.3% to 0.9%.  Comparatively, 2011 population growth rates for Nebraska and the U.S. both equaled 0.6%.  In comparison to the past year, Madison County is projected to grow at a  slightly  slower  pace,  while  the  Company’s  other  market  area counties are projected to continue to experience loss of population over the next five years.  Household growth trends paralleled population growth trends, as 2011 household growth for Madison County matched the state and national aggregates and the other market area counties experienced decreases in households during the past year.  Household growth is projected to occur at a slightly lower rate for Madison County over the next five years, while the number of households in the other four counties are projected to continue to contract over the next five years.

RP® Financial, LC.	MARKET AREA II.6

Table 2.1
Madison County Financial, Inc.
Summary Demographic Data

		Year		Growth Rate
	2010	2011	2016	2010-2011	2011-2016
Population (000)
United States	308,746	310,704	321,315	0.6%	0.7%
Nebraska	1,826	1,837	1,894	0.6%	0.6%
Madison County	35	35	35	0.5%	0.2%
Boone County	6	5	5	-0.3%	-0.8%
Pierce County	7	7	7	-0.9%	-0.7%
Cedar County	9	9	9	-0.4%	-0.5%
Knox County	9	9	8	-0.9%	-0.7%

Households (000)
United States	116,716	117,458	121,713	0.6%	0.7%
Nebraska	721	726	750	0.6%	0.7%
Madison County	14	14	14	0.6%	0.4%
Boone County	2	2	2	-0.3%	-0.4%
Pierce County	3	3	3	-0.9%	-0.5%
Cedar County	4	4	3	-0.4%	-0.3%
Knox County	4	4	4	-1.0%	-0.6%

Median Household Income ($)
United States	$51,914	$50,227	$57,536	-3.2%	2.8%
Nebraska	$49,342	47,259	55,144	-4.2%	3.1%
Madison County	$44,089	43,591	50,867	-1.1%	3.1%
Boone County	$40,703	39,198	44,755	-3.7%	2.7%
Pierce County	$48,318	37,365	39,793	-22.7%	1.3%
Cedar County	$40,497	39,687	40,950	-2.0%	0.6%
Knox County	$36,798	32,239	34,885	-12.4%	1.6%

Per Capita Income ($)
United States	$27,334	$26,391	$30,027	-3.4%	2.6%
Nebraska	$25,229	24,583	28,154	-2.6%	2.7%
Madison County	$22,157	21,942	24,042	-1.0%	1.8%
Boone County	$22,790	21,365	23,635	-6.3%	2.0%
Pierce County	$21,419	19,903	21,897	-7.1%	1.9%
Cedar County	$20,595	20,293	21,663	-1.5%	1.3%
Knox County	$19,894	18,506	20,094	-7.0%	1.7%

	Less Than	$25,000 to	$50,000 to
2011 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000 +
United States	24.7%	25.1%	30.4%	19.9%
Nebraska	24.6%	27.6%	32.8%	15.0%
Madison County	26.7%	28.8%	32.9%	11.6%
Boone County	28.5%	32.7%	31.6%	7.2%
Pierce County	31.2%	31.4%	29.0%	8.5%
Cedar County	27.3%	34.5%	30.4%	7.8%
Knox County	38.5%	31.0%	24.3%	6.2%

Source: SNL Financial, LC and U.S. Census Bureau.

RP® Financial, LC.	MARKET AREA II.7

Examination of median household income and per capita income measures, further highlight the rural nature of the Company’s market area.  The 2011 median household income and per capital income measures for the Company’s market area counties were below the comparable Nebraska and the U.S. measures, with Madison County reporting the highest income measures out of the five counties.  Consistent with the U.S. and Nebraska, all five of the primary market area counties experienced a decline in median household income and per capita income during 2011.  Over the next five years, growth rates for median household income and per capita income are projected to turn positive in the primary market area counties, with projected growth rates generally falling short of the comparable projected growth rates for the U.S. and Nebraska.  The rural nature of the Company’s market area counties is further evidenced by the household income distribution measures, as all five counties maintain higher percentages of household incomes of less than $25,000 and lower percentages of households with incomes over $100,000 relative to Nebraska and the U.S.

Local Economy

Table 2.2 provides an overview of employment by sector for the state of Nebraska, the Company’s primary market area counties and an average of those counties.  The Company’s regional economy is primarily supported by agriculture (primarily corn, soybeans and livestock production), and to a lesser extent manufacturing (including steel production and fabrication), meat packing activity, healthcare, and education.  Notably, in contrast to the downturn of the national economy in recent years, the price of agricultural real estate in the Company’s market area and the price of agricultural commodities produced in the market area, including, in particular, the price of the largest produced commodity, # 2 Yellow Corn, have risen substantially, resulting in historically high prices for these commodities and for agricultural real estate in the market area, which is a source of strength to the Company’s local economy.

RP® Financial, LC.	MARKET AREA II.8

As shown in the table on the following page the Company’s market area, on average, has a fairly diversified local economy, with employment in services, government, wholesale/retail trade, and agriculture serving as the basis of the local economy. Manufacturing jobs, which tend to be higher paying jobs, is also a large source of employment in Madison County, while agriculture jobs maintain a very prominent role in the economies of the other four primary market area counties.

Table 2.2
Madison County Financial, Inc.
Primary Market Area Employment Sectors
(Percent of Labor Force)(1)

Employment Sector	Nebraska	Madison	Boone	Pierce	Cedar	Knox	Average
	(% of Total Employment)

Services	34.8%	33.3%	15.9%	21.1%	22.9%	17.2%	22.1%
Wholesale/Retail Trade	14.3%	19.2%	16.8%	14.0%	14.2%	14.8%	15.8%
Government	14.5%	14.4%	17.6%	15.9%	13.9%	28.4%	18.1%
Finance/Insurance/Real Estate	9.3%	7.8%	8.1%	NA	8.3%	NA	8.1%
Manufacturing	7.9%	11.4%	4.3%	3.2%	3.8%	4.9%	5.5%
Construction	5.7%	5.4%	3.6%	7.7%	8.0%	3.9%	5.7%
Transportation/Utility	5.1%	NA	NA	NA	NA	NA	NA
Arts/Entertainment/Rec.	1.8%	1.0%	NA	1.0%	0.8%	1.5%	1.1%
Agriculture	4.1%	2.6%	18.7%	19.6%	18.7%	19.2%	15.8%
Other	2.6%	4.9%	14.9%	17.5%	9.3%	10.1%	7.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1) As of 2009.

Source: US Dept of Commerce - Bureau of Economic Analysis.

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Nebraska, are shown in Table 2.3.  January 2012 unemployment rates for the market area counties ranged from a high of 4.1% in Madison, Pierce, and Knox Counties to a low of 3.1% in Boone County, versus comparable Nebraska and U.S. unemployment rates of 4.1% and 8.3%, respectively.  The January 2012 unemployment rates for all of the primary market area counties were lower compared to a year ago, which was consistent with the national and state unemployment rate trends.

RP® Financial, LC.	MARKET AREA II.9

Table 2.3
Madison County Financial, Inc.
Unemployment Trends (1)

	January 2011	January 2012
Region	Unemployment	Unemployment

United States	9.1%	8.3%
Nebraska	4.5	4.1
Madison County	4.4	4.1
Boone County	3.6	3.1
Pierce County	4.7	4.1
Cedar County	3.4	3.2
Knox County	4.8	4.1

(1) Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

Table 2.4 displays deposit market trends from June 30, 2007 through June 30, 2011 for the primary market area counties, as well as for the state of Nebraska.  Consistent with the state of Nebraska, commercial banks maintained a larger market share of deposits than savings institutions in the Company’s primary market area counties.  For the four year period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in Nebraska, as well as in the market area counties that had savings institutions.  Pierce County’s deposit market share for savings institutions did increase, however, when the Company entered that market, as they are the only savings institution in the county.  The Company maintains its highest amount of deposits in Madison County, $119.4 million of deposits and 10.7% deposit market share, where the main office and one branch is located.  The Company’s largest market share of deposits is in Boone County, with $47.1 million of deposits representing a 21.4% market share of thrift and bank deposits at June 30, 2011.  Comparatively, the Pierce County branch had $7.7 million in deposits and a 4.9% market share of total bank and thrift deposits at June 30, 2011.  During the four year period covered in Table 2.4, the Company’s deposit market share increased in Boone and Pierce Counties and declined slightly in Madison County.  The Company also maintains singular branch offices in Cedar and Knox Counties, but no deposits are maintained at those branches.  Deposits for the Cedar County branch are maintained at the main office in Madison County and deposits for the Knox County branch are maintained at the Pierce County branch.

RP® Financial, LC.	MARKET AREA II.10

Table 2.4
Madison County Financial, Inc.
Deposit Summary

	As of June 30,
	2007			2011			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2007-2011
	(Dollars In Thousands)						(%)
Deposit Summary
State of Nebraska	$36,020,653	100.0%	1,067	$47,879,176	100.0%	1,093	7.4%
Commercial Banks	32,983,200	91.6%	967	44,280,937	92.5%	1,047	7.6%
Savings Institutions	3,037,453	8.4%	100	3,598,239	7.5%	46	4.3%

Madison County, NE	$926,542	100.0%	26	$1,116,103	100.0%	28	4.8%
Commercial Banks	777,434	83.9%	23	996,662	89.3%	26	6.4%
Savings Institutions	149,108	16.1%	3	119,441	10.7%	2	-5.4%
Madison County	104,373	11.3%	2	119,441	10.7%	2	3.4%

Boone, NE	$197,791	100.0%	7	$220,470	100.0%	8	2.8%
Commercial Banks	145,755	73.7%	5	173,398	78.6%	7	4.4%
Savings Institutions	52,036	26.3%	2	47,072	21.4%	1	-2.5%
Madison County	38,049	19.2%	2	47,072	21.4%	1	5.5%

Pierce, NE	$129,028	100.0%	4	$158,246	100.0%	5	5.2%
Commercial Banks	129,028	100.0%	4	150,547	95.1%	4	3.9%
Savings Institutions	0	0.0%	0	7,699	4.9%	1	NA
Madison County	0	0.0%	0	7,699	4.9%	1	NA

Source:  FDIC.

Competition

Competition among financial institutions in the Company’s market area is significant, particularly in light of the rural nature of the markets that are served by the Company’s branches.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by the Company.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, the Company has sought to emphasize its community orientation in the markets served by its branches.  The Company holds the second largest market share of deposits in Madison and Boone Counties, among a total of 15 and 7 banking institutions, respectively.  The Company holds the smallest market share of deposits in Pierce County, among a total of 4 banking institutions. Table 2.5 lists the Company’s largest competitors in the counties currently served by its branches, with available information, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.11

Table 2.5
Madison County Financial, Inc.
Market Area Deposit Competitors

Location	Name

Madison County	Elkhorn Valley Bank & Trust (33.01%)
BankFirst (9.66%)
Wells Fargo Bank NA (8.42%)
First NB&T Co of Columbus (7.52%)
Madison County Bank (10.70%) Rank: 2 of 15

Boone County	Cornerstone Bank (39.36%)
Petersburg State Bank (13.28%)
Cedar Rapids State Bank (11.05%)
Homestead Bank (7.33%)
Madison County Bank (21.35%) Rank: 2 of 7

Pierce County	Midwest Bank NA (66.12%)
Security National Bank (19.20%)
Elkhorn Valley Bank & Trust (9.81%)
Madison County Bank (4.87%) Rank: 4 of 4

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of Madison County Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of Madison County Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Madison County Financial, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 140 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Madison County Financial will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group.  In the selection process for Madison County Financial’s Peer Group, we applied one “screen” to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

o
Screen #1  Midwest institutions with assets between $150 million and $750 million, tangible equity-to-assets ratios greater than 8.0% and positive reported and/or core earnings.  Twelve companies met the criteria for Screen #1 and ten were included in the Peer Group:  Citizens Community Bancorp, Inc. of Wisconsin, First Capital, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, First Federal of Northern Michigan Bancorp of Michigan, First Savings Financial Group of Indiana, Jacksonville Bancorp of Illinois, LSB Financial Corp. of Indiana, River Valley Bancorp of Indiana, Wayne Savings Bancshares of Ohio and Wolverine Bancorp, Inc. of Michigan.  Cheviot Financial Corp. of Ohio and IF Bancorp, Inc. of Illinois were excluded from the Peer Group, due to their recent conversion status.  Cheviot Financial Corp. completed its conversion in January 2012 and IF Bancorp completed its conversion in July 2011.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Madison County Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Madison County Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Madison County Financial’s characteristics is detailed below.

o	Citizens Community Bancorp, Inc. of Wisconsin. Selected due to similar interest-earning asset composition and relatively high net interest income ratio as a percent of average assets.

o
First Capital, Inc. of Indiana.  Selected due to relatively high net interest income ratio as a percent of average assets, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

o
First Clover Leaf Financial Corp. of Illinois.  Selected due to similar interest-bearing funding composition, relatively low ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
March 23, 2012

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)

FCLF	First Clover Leaf Financial Corp of IL	NASDAQ	Edwardsville, IL	Thrift	$574	S	4	as-31	07/06	$6.33	$50
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$542		12	09-30	12/08	$17.25	$41
CZWI	Citizens Comm. Bancorp Inc of WI	NASDAQ	Eau Claire, WI	Thrift	$531		27	09-30	11/06	$6.15	$32
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$437	S	13	12-31	01/99	$20.95	$58
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$410		11	03-31	01/03	$8.60	$26
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$407		10	12-31	12/96	$15.51	$23
LSBI	LSB Financial Corp of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$364		5	12-31	02/95	$17.00	$26
JXSB	Jacksonville Bancorp Inc. of IL	NASDAQ	Jacksonville, IL	Thrift	$305	S	7	12-31	07/10	$15.10	$29
WBKC	Wolverine Bancorp, Inc. of MI	NASDAQ	Midland, MI	Thrift	$294		5	12-31	01/11	$15.26	$38
FFNM	First Federal of N. Michigan of MI	NASDAQ	Alpena, MI	Thrift	$217		8	12-31	04/05	$4.07	$12

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

o
First Federal Northern Michigan Bancorp, Inc. of Michigan.  Selected due to similar asset size, relatively high net interest income ratio as a percent of average assets and lending diversification emphasis on commercial real estate loans.

o
First Savings Financial Group of Indiana.  Selected due to relatively high net interest income ratio as a percent of average assets, similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

o
Jacksonville Bancorp Inc. of Illinois.  Selected due to similar size of branch network, relatively high return on average assets ratio, relatively high net interest income ratio as a percent of average assets, similar impact of loan loss provisions on earnings, similar concentration of 1-4 family loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
LSB Financial Corp. of Indiana.  Selected due to similar size of branch network, similar interest-earning asset composition, relatively high net interest income ratio as a percent of average assets and similar concentration of commercial real estate loans as a percent of assets.

o
River Valley Bancorp of Indiana.  Selected due to similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, relatively low level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

o
Wayne Savings Bancshares of Ohio.  Selected due to similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

o
Wolverine Bancorp, Inc. of Michigan.  Selected due to similar asset size, similar size of branch network, similar interest-earning asset composition, relatively high equity-to-assets ratio, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (11.8 of assets versus 12.1% for all public companies), generated higher core earnings as a percent of average assets (0.40% core ROAA versus 0.08% for all public companies), and earned a higher core ROE (3.40% core ROE versus 0.11% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,706	$408
Market capitalization ($Mil)	$310	$34
Tangible equity/assets (%)	12.10%	11.80%
Core return on average assets (%)	0.08	0.40
Core return on average equity (%)	0.11	3.40

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

	All
	Publicly-Traded		Peer Group

Pricing Ratios (Averages)(1)
Price core/earnings (x)	19.69	x	16.99	x
Price/tangible book (%)	87.90%		75.21%
Price/assets (%)	10.00		8.27

(1) Based on stock market prices as of March 23, 2012.

Ideally, the Peer Group companies would be comparable to Madison County Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to Madison County Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Madison County Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2011, unless indicated otherwise for the Peer Group companies.  Madison County Financial’s equity-to-assets ratio of 12.6% was slightly above the Peer Group’s average net worth ratio of 12.4%.  Accordingly, with the infusion of the net conversion proceeds, the disparity between the Company’s and the Peer Group’s equity-to-assets ratios will widen further.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 12.0% and 11.8%, respectively.  The increase in Madison County Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Company’s higher pro forma capitalization will initially depress return on equity.  Both Madison County Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.  On a pro forma basis, the Company’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Madison County Financial and the Peer Group.  The Company’s loans-to-assets ratio of 79.4% was higher than the comparable Peer Group ratio of 68.3%.  Comparatively, the Company’s cash and investments-to-assets ratio of 14.4% was lower than the comparable ratio for the Peer Group of 26.2%.  Overall, Madison County Financial’s interest-earning assets amounted to 93.8% of assets, which was slightly below the comparable Peer Group ratio of 94.5%.  The Company’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.9% of assets and goodwill/intangibles equal to 0.6% of assets, while the Peer Group maintained BOLI equal to 1.2% of assets and goodwill/intangibles equal to 0.6% of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of December 31, 2011

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Madison County Financial, Inc.
December 31, 2011		2.7%	11.7%	1.9%	79.4%	75.1%	11.3%	0.0%	12.6%	0.6%	12.0%	8.75%	47.96%	4.04%	11.45%	-9.60%	13.51%	15.25%	12.04%	12.04%	14.58%

All Public Companies
Averages		6.1%	21.9%	1.5%	65.9%	73.4%	12.2%	0.4%	12.8%	0.7%	12.1%	3.21%	9.09%	1.60%	3.31%	-10.84%	3.15%	2.75%	11.93%	11.87%	20.43%
Medians		4.7%	18.8%	1.6%	68.3%	74.0%	10.4%	0.0%	11.8%	0.1%	11.1%	1.22%	4.25%	-0.29%	2.13%	-9.30%	2.49%	2.45%	11.38%	11.28%	18.56%

Comparable Group
Averages		5.6%	20.6%	1.2%	68.3%	75.9%	10.7%	0.2%	12.4%	0.6%	11.8%	-0.78%	7.25%	-3.14%	-1.51%	-2.67%	9.32%	5.85%	10.36%	10.36%	16.35%
Medians		4.7%	25.4%	1.4%	65.3%	78.7%	8.4%	0.0%	11.5%	0.3%	10.8%	-0.37%	6.88%	-3.90%	-1.07%	-7.95%	4.73%	4.89%	10.23%	10.23%	16.86%

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	5.4%	11.3%	0.0%	80.1%	83.7%	5.6%	0.0%	9.9%	0.1%	9.9%	-8.54%	-22.30%	-4.74%	-7.93%	-30.84%	1.77%	2.45%	10.10%	10.10%	14.90%
FCAP	First Capital, Inc. of IN	4.3%	26.0%	1.4%	63.6%	83.0%	4.9%	0.0%	11.6%	1.2%	10.4%	-2.98%	6.01%	-6.68%	-3.61%	-11.98%	6.35%	7.33%	10.06%	10.06%	17.05%
FCLF	First Clover Leaf Financial Corp. of IL (1)	9.6%	16.7%	0.9%	66.7%	75.9%	9.1%	0.7%	13.8%	2.1%	11.6%	-0.89%	-1.50%	-2.57%	-0.64%	-3.92%	1.06%	1.74%	NA	NA	NA
FFNM	First Federal of N. Michigan of MI	1.3%	27.1%	0.7%	64.9%	69.4%	18.5%	0.0%	11.3%	0.2%	11.2%	0.61%	41.19%	-10.35%	-3.10%	13.99%	5.74%	7.19%	10.37%	10.37%	17.20%
FSFG	First Savings Financial Group of IN	3.0%	24.7%	1.6%	65.6%	68.2%	17.2%	0.0%	14.2%	1.5%	12.8%	5.27%	7.76%	4.41%	-1.18%	10.21%	42.61%	NM	11.48%	11.48%	17.76%
JXSB	Jacksonville Bancorp Inc. of IL	4.5%	33.8%	1.4%	55.7%	82.7%	2.1%	0.0%	13.4%	0.9%	12.5%	1.93%	12.05%	-3.06%	-0.85%	62.22%	15.38%	16.65%	10.35%	10.35%	16.67%
LSBI	LSB Financial Corp. of Lafayette IN	6.0%	4.7%	1.9%	83.9%	84.7%	4.9%	0.0%	9.9%	0.0%	9.9%	-2.03%	33.76%	-5.40%	-0.97%	-20.00%	1.68%	1.68%	9.80%	9.80%	14.50%
RIVR	River Valley Bancorp of IN	4.6%	26.8%	2.4%	62.3%	75.1%	14.3%	1.8%	8.1%	0.0%	8.1%	5.18%	32.24%	-5.01%	6.60%	0.00%	4.73%	4.74%	NA	NA	NA
WAYN	Wayne Savings Bancshares of OH	4.8%	33.5%	1.8%	56.6%	81.4%	7.8%	0.0%	9.7%	0.5%	9.2%	0.15%	5.32%	-2.42%	4.33%	-32.09%	4.52%	5.03%	NA	NA	NA
WBKC	Wolverine Bancorp, Inc. of MI	12.0%	1.6%	0.0%	83.2%	54.9%	22.4%	0.0%	22.1%	0.0%	22.1%	-6.54%	-42.01%	4.40%	-7.74%	-14.24%	NM	NM	NA	NA	NA

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

Madison County Financial’s funding liabilities reflected a funding strategy that was fairly similar to that of the Peer Group’s funding composition.  The Company’s deposits equaled 75.1% of assets, which was similar to the Peer Group’s ratio of 75.9%.  Likewise, the Company maintained a similar level of borrowings as the Peer Group, as indicated by borrowings-to-assets ratios of 11.3% and 10.9% for Madison County Financial and the Peer Group, respectively.  Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 86.4% and 86.8%, respectively, with the Company’s slightly lower ratio supported by maintenance of a slightly higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Company’s IEA/IBL ratio of 108.6% approximated the Peer Group’s ratio of 108.9%.  Accordingly, the additional capital realized from stock proceeds should serve to provide Madison County Financial with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  Growth rates for the Company and the Peer Group are based on annual growth for the twelve months ended December 31, 2011 or the most recent twelve month period available for the Peer Group companies.  Madison County Financial recorded asset growth of 8.8%, versus a 0.8% decrease in assets for the Peer Group.  Asset growth for Madison County Financial consisted of a 4.0% increase in loans and a 48.0% increase in cash and investments.  Asset growth for the Peer Group consisted of a 7.3% increase in cash and investments, which was more than offset by a 3.1% decrease in loans.

Asset growth for Madison County Financial was largely funded with an 11.5% increase in deposits, which funded a 9.6% reduction in the Company’s borrowings as well.  Comparatively, the Peer Group’s asset shrinkage funded a 1.5% decline in deposits, as well as a 2.7% reduction in borrowings.  The Company’s capital increased 13.5% during the twelve month period, versus a 9.3% capital growth rate posted by the Peer Group.  The Company’s higher capital growth rate was supported by a higher return on equity, as well as capital growth rates for some of the Peer Group companies were negatively impacted by dividend payments and stock repurchases.  The not meaningful (“NM”) capital growth rate reflected for Wolverine Bancorp was due to the capital growth resulting from its mutual-to-stock conversion, which was completed in January 2011.  The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position.  Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group.  The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2011, unless otherwise indicated for the Peer Group companies.  Madison County Financial and the Peer Group reported net income to average assets ratios of 1.55% and 0.50%, respectively.  The Company maintained earnings advantages with respect to a higher net interest income ratio and lower ratios for loan loss provisions and operating expenses, which were partially offset by the Peer Group’s earnings advantage with respect to a higher ratio for non-interest operating income.

The Company’s stronger net interest margin was realized through maintenance of a higher interest income ratio and a lower interest expense ratio.  The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.53% versus 4.90% for the Peer Group), which was partially offset by the slightly higher level of interest-earning assets maintained by the Peer Group.  Likewise, the Company’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.23% versus 1.35% for the Peer Group) and a slightly lower level of interest-bearing liabilities funding assets.  Overall, Madison County Financial and the Peer Group reported net interest income to average assets ratios of 4.23% and 3.45%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.41% and 3.01%, respectively.  The Company’s lower operating expense ratio is believed to be in part attributable to the comparatively lower cost of operating in a rural market area, which tends to facilitate lower overhead costs as compared to more urban markets where the cost of conducting business tends to be higher.  Consistent with Madison County Financial’s lower operating expense ratio, the Company’s ratio for assets per full time equivalent employee of $5.0 million exceeded the comparable Peer Group ratio of $3.8 million.  On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses.  At the same time, Madison County Financial’s capacity to leverage operating expenses will increase and will be well above the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended December 31, 2011

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Madison County Financial, Inc.
December 31, 2011		1.55%	5.23%	0.99%	4.23%	0.31%	3.93%	0.06%	0.00%	0.47%	0.53%	2.32%	0.09%	0.14%	0.00%	5.53%	1.23%	4.30%	$4,972	29.32%

All Public Companies
Averages		0.24%	4.30%	1.21%	3.10%	0.55%	2.55%	0.02%	-0.10%	0.76%	0.68%	2.87%	0.04%	0.13%	0.00%	4.59%	1.40%	3.19%	$6,039	31.17%
Medians		0.41%	4.28%	1.16%	3.10%	0.34%	2.64%	0.00%	-0.02%	0.61%	0.55%	2.85%	0.00%	0.05%	0.00%	4.57%	1.38%	3.20%	$5,406	30.90%

Comparable Group
Averages		0.50%	4.63%	1.18%	3.45%	0.54%	2.91%	0.01%	-0.07%	0.70%	0.64%	2.98%	0.03%	0.13%	0.00%	4.90%	1.35%	3.55%	$3,831	27.86%
Medians		0.44%	4.64%	1.09%	3.65%	0.43%	2.80%	0.00%	-0.04%	0.74%	0.59%	3.00%	0.02%	0.14%	0.00%	4.86%	1.23%	3.75%	$3,615	27.91%

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	0.00%	5.20%	1.46%	3.74%	1.04%	2.70%	0.03%	0.00%	0.34%	0.37%	3.01%	0.06%	0.01%	0.00%	5.39%	1.63%	3.76%	$2,869	51.35%
FCAP	First Capital, Inc. of IN	0.89%	4.53%	0.84%	3.69%	0.41%	3.28%	0.00%	0.00%	0.76%	0.76%	2.94%	0.01%	0.14%	0.00%	4.86%	0.96%	3.90%	$3,275	27.91%
FCLF	First Clover Leaf Financial Corp. of IL (1)	0.57%	4.18%	1.22%	2.96%	0.48%	2.47%	-0.01%	-0.07%	0.28%	0.19%	1.92%	0.05%	0.18%	0.00%	4.46%	1.43%	3.03%	$7,169	34.58%
FFNM	First Federal of N. Michigan of MI	0.34%	4.77%	1.04%	3.73%	0.13%	3.60%	0.00%	0.00%	0.83%	0.81%	4.02%	0.13%	0.07%	0.00%	5.13%	1.18%	3.95%	$2,359	NM
FSFG	First Savings Financial Group of IN	0.73%	4.91%	0.99%	3.92%	0.30%	3.62%	0.00%	-0.07%	0.66%	0.58%	3.16%	0.06%	0.01%	0.00%	5.26%	1.13%	4.12%	$3,615	29.30%
JXSB	Jacksonville Bancorp Inc. of IL	1.08%	4.57%	0.95%	3.62%	0.21%	3.42%	0.12%	-0.01%	1.02%	1.14%	3.25%	0.00%	0.19%	0.00%	4.84%	1.10%	3.74%	$2,955	27.71%
LSBI	LSB Financial Corp. of Lafayette IN	0.15%	4.82%	1.15%	3.68%	1.47%	2.21%	0.00%	-0.19%	1.06%	0.87%	3.20%	0.00%	0.31%	0.00%	5.09%	1.28%	3.81%	$3,917	22.19%
RIVR	River Valley Bancorp of IN	0.45%	4.47%	1.47%	3.00%	0.70%	2.30%	0.00%	0.00%	0.54%	0.54%	2.54%	0.00%	0.21%	0.00%	4.77%	1.62%	3.15%	$4,518	4.99%
WAYN	Wayne Savings Bancshares of OH	0.43%	4.13%	1.01%	3.12%	0.23%	2.89%	0.00%	-0.17%	0.76%	0.59%	2.99%	0.02%	0.03%	0.00%	4.36%	1.13%	3.23%	$3,797	14.84%
WBKC	Wolverine Bancorp, Inc. of MI	0.36%	4.71%	1.63%	3.08%	0.45%	2.63%	0.00%	-0.20%	0.71%	0.52%	2.79%	0.00%	0.14%	0.00%	4.87%	2.08%	2.79%	NM	37.92%

(1)  Financial information is for the quarter ending September 30, 2011.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s.  Expense coverage ratios posted by Madison County Financial and the Peer Group equaled 1.76x and 1.15x, respectively.

Sources of non-interest operating income were a slightly greater contributor to the Peer Group’s earnings, with such income amounting to 0.53% and 0.64% of Madison County Financial’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Madison County Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 48.7% was more favorable than the Peer Group’s efficiency ratio of 72.9%.

Loan loss provisions had a more significant impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.31% and 0.54% of average assets, respectively.  The higher level of loan provisions established by the Peer Group was consistent with its higher ratio of non-performing loans as a percent of loans (see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled net gains of 0.14% and 0.13% of average assets for the Company and the Peer Group, respectively.  Gains reported by Madison County Financial consisted substantially of gains on the sale of loans.  Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations.  Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor.  However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Taxes had a similar impact on the Company’s and the Peer Group’s earnings, as Madison County Financial and the Peer Group posted effective tax rates of 29.32% and 27.86%, respectively.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities).  The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (15.7% of assets versus 42.8% for the Peer Group).  In comparison to the Company, the Peer Group maintained higher concentrations of both 1-4 family permanent mortgage loans and mortgage-backed securities.  Loans serviced for others equaled 16.7% and 14.7% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a similar influence of loan servicing operations on their respective earnings.  Loan servicing intangibles equaled $419,000 for the Peer Group, versus a zero balance for the Company.

Diversification into higher yielding and higher risk types of loans was more significant for the Company.  Commercial real estate loans constituted the most significant area of lending diversification for the Company (43.7% of assets), followed by commercial business loans (19.5% of assets), consumer loans (1.9% of assets) and construction/land loans (0.3% of assets).  Likewise, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (23.0% of assets), followed by consumer loans (4.5% of assets), commercial business loans (4.3% of assets) and construction/land loans (3.8% of assets).  Overall, the Company’s more significant diversification into higher risk types of lending and higher concentration of assets maintained in loans translated into a higher risk weighted assets-to-assets ratio compared to the Peer Group’s ratio.  The Company’s risk weighted assets-to-assets ratio equaled 89.8%, versus a comparable ratio of 68.2% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of December 31, 2011

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Madison County Financial, Inc.		0.00%	15.65%	0.31%	43.71%	19.53%	1.91%	89.80%	$39,780	$0

All Public Companies
Averages		13.76%	33.61%	3.43%	23.11%	4.58%	1.82%	62.47%	$815,156	$6,404
Medians		11.30%	33.50%	2.37%	23.42%	3.39%	0.46%	61.31%	$30,410	$101

Comparable Group
Averages		9.39%	33.37%	3.81%	23.01%	4.29%	4.49%	68.20%	$60,149	$419
Medians		8.43%	33.65%	3.88%	22.26%	3.87%	0.76%	67.86%	$53,695	$445

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	7.28%	52.86%	0.00%	0.03%	0.00%	28.25%	74.53%	$0	$0
FCAP	First Capital, Inc. of IN	8.32%	33.50%	3.76%	16.56%	4.43%	6.12%	61.51%	$270	$0
FCLF	First Clover Leaf Financial Corp. of IL (1)	4.47%	26.02%	6.89%	27.52%	7.58%	0.64%	74.27%	$78,480	$651
FFNM	First Federal of N. Michigan of MI	14.24%	34.15%	3.49%	23.68%	3.23%	0.69%	63.13%	$145,180	$993
FSFG	First Savings Financial Group of IN	11.29%	33.79%	4.01%	19.16%	7.04%	2.46%	67.19%	$230	$0
JXSB	Jacksonville Bancorp Inc. of IL	13.23%	19.03%	0.78%	20.85%	7.71%	4.89%	65.71%	$146,160	$698
LSBI	LSB Financial Corp. of Lafayette IN	1.02%	33.36%	4.15%	43.45%	3.94%	0.33%	73.70%	$105,920	$962
RIVR	River Valley Bancorp of IN	8.53%	27.23%	5.86%	25.06%	3.79%	0.84%	68.54%	$96,340	$641
WAYN	Wayne Savings Bancshares of OH	25.50%	37.54%	0.77%	16.43%	2.54%	0.26%	56.83%	$28,910	$249
WBKC	Wolverine Bancorp, Inc. of MI	0.00%	36.25%	8.36%	37.39%	2.61%	0.43%	76.60%	$0	$0

(1) Financial information is for the quarter ending September 30, 2011.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Madison County Financial’s interest rate risk characteristics were considered to be fairly comparable to the Peer Group’s measures.  Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio approximated the respective Peer Group ratios.  Likewise, the Company’s ratio of non-interest earning assets as a percent of assets was also consistent with the comparable Peer Group ratio.  On a pro forma basis, the infusion of net conversion proceeds should provide the Company with comparative advantages relative to the Peer Group’s balance sheet interest rate risk characteristics.  In particular, the increase in the Company’s capital provided by the net conversion proceeds will serve to increase the Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Madison County Financial and the Peer Group.  In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Madison County Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less than the Peer Group’s.  As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.10% and 0.12%, respectively, versus comparable measures of 3.29% and 3.75% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of December 31, 2011 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Madison County Financial, Inc.		12.0%	108.6%	6.2%	-8	6	8	1	15	19

All Public Companies		12.0%	108.5%	6.1%	-1	-1	4	1	1	1

Comparable Group
Averages		11.8%	109.0%	5.6%	-3	2	7	7	-3	5
Medians		10.8%	107.6%	6.0%	-2	4	11	6	-6	3

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	9.9%	108.4%	3.2%	16	26	-2	-6	0	-18
FCAP	First Capital, Inc. of IN	10.4%	106.8%	6.1%	-5	10	12	1	-7	3
FCLF	First Clover Leaf Financial Corp. of IL (1)	11.6%	108.5%	7.0%	NA	-1	10	11	-11	3
FFNM	First Federal of N. Michigan of MI	11.2%	106.1%	6.8%	-1	-21	20	0	5	14
FSFG	First Savings Financial Group of IN	12.8%	109.3%	6.7%	-12	-15	12	-2	-10	3
JXSB	Jacksonville Bancorp Inc. of IL	12.5%	110.8%	5.9%	-26	3	27	13	-4	15
LSBI	LSB Financial Corp. of Lafayette IN	9.9%	105.5%	5.5%	-1	5	0	17	-7	22
RIVR	River Valley Bancorp of IN	8.1%	102.8%	6.4%	-10	9	-25	14	6	8
WAYN	Wayne Savings Bancshares of OH	9.2%	106.4%	5.1%	-2	-9	14	1	-11	-5
WBKC	Wolverine Bancorp, Inc. of MI	22.1%	125.2%	3.2%	16	17	5	25	11	NA

(1) Financial information is for the quarter ending September 30, 2011.
NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of December 31, 2011 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Madison County Financial, Inc.		0.00%	0.10%	0.12%	2.13%	1801.35%	1673.75%	$15	0.01%

All Public Companies
Averages		0.54%	3.49%	4.27%	1.60%	55.69%	48.36%	$1,794	1.01%
Medians		0.20%	2.47%	3.24%	1.35%	43.29%	36.16%	$624	0.37%

Comparable Group
Averages		0.52%	3.29%	3.75%	1.69%	48.72%	40.37%	$738	1.03%
Medians		0.39%	3.48%	3.58%	1.52%	48.70%	38.33%	$672	0.83%

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	0.19%	1.83%	2.02%	1.29%	63.60%	56.86%	$902	0.82%
FCAP	First Capital, Inc. of IN	0.15%	2.02%	2.78%	1.48%	53.19%	47.06%	$981	1.37%
FCLF	First Clover Leaf Financial Corp. of IL (1)	0.96%	4.23%	4.84%	1.26%	26.10%	20.19%	$814	0.84%
FFNM	First Federal of N. Michigan of MI	1.57%	4.18%	3.17%	0.96%	36.34%	17.83%	$593	1.66%
FSFG	First Savings Financial Group of IN	0.28%	2.28%	2.18%	1.31%	59.96%	38.03%	$288	0.32%
JXSB	Jacksonville Bancorp Inc. of IL	0.14%	1.51%	2.40%	1.89%	78.54%	71.16%	$117	0.27%
LSBI	LSB Financial Corp. of Lafayette IN	0.48%	3.79%	3.99%	1.71%	44.21%	38.62%	$2,660	3.37%
RIVR	River Valley Bancorp of IN	0.61%	4.74%	5.53%	1.56%	23.82%	20.75%	$251	0.39%
WAYN	Wayne Savings Bancshares of OH	0.31%	3.17%	4.89%	1.65%	31.80%	28.14%	$23	0.04%
WBKC	Wolverine Bancorp, Inc. of MI	0.47%	5.10%	5.66%	3.74%	69.63%	65.06%	$751	1.19%

(1) Financial information is for the quarter ending September 30, 2011.
Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 1,801.35% and 48.72%, respectively.  Loss reserves maintained as percent of net loans receivable equaled 2.13% for the Company, versus 1.69% for the Peer Group.  Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.01% of loans versus 1.03% of loans for the Peer Group.

Somewhat offsetting the Company’s more favorable credit quality measures was the greater credit risk exposure associated with the Company’s loan portfolio composition and, in particular, the concentration of loans maintained in higher risk and higher yielding agricultural real estate loans and agricultural production loans.  As noted above, the Company’s risk weighted assets-to-assets ratio of 89.8% was well above the comparable ratio of 68.2%, which was attributable to the Company’s higher concentration of assets maintained in loans and greater concentration of loans maintained in higher risk types of loans.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines reissued by the OCC specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  The Federal Reserve, the FDIC, state banking agencies and other federal regulatory agencies have endorsed the OCC appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Madison County Financial’s operations and financial condition; (2) monitor Madison County Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Madison County Financial’s value, or Madison County Financial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

■
Overall A/L Composition.  In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments as a percent of assets.  Lending diversification into higher risk and higher yielding types of loans was more significant for the Company.  Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio.  Madison County Financial’s funding composition reflected similar levels of deposits and borrowings funding assets, with the Company maintaining a slightly lower cost of funds.  Overall, as a percent of assets, the Company maintained slightly lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted into similar IEA/IBL ratios for the Company and the Peer Group.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio.  On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

■
Credit Quality.  The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios.  Loss reserves as a percent of non-performing loans and loans were higher for the Company.  Net loan charge-offs were a more significant factor for the Peer Group.  As noted above, the Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio.  Somewhat negating the Company’s more favorable credit quality measures was the Company’s more significant credit risk exposure related to concentration risk, as implied by the relatively large concentration of higher risk agricultural related loans comprising the Company’s loan portfolio composition.  Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

■
Balance Sheet Liquidity.  The Company operated with a lower level of cash and investment securities relative to the Peer Group (14.4% of assets versus 26.2% for the Peer Group).  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into short-term investments.  The Company’s future borrowing capacity was considered to be comparable to the Peer Group’s, based on the fairly comparable level of borrowings funding the Company’s and the Peer Group’s assets.  Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

■
Funding Liabilities.  The Company’s interest-bearing funding composition reflected similar concentrations of deposits and  borrowings relative to the comparable Peer Group ratios, with the Company maintaining a slightly lower cost of funds than the Peer Group.  Total interest-bearing liabilities as a percent of assets were approximately the same for the Company and the Peer Group.  Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a ratio that is lower than the Peer Group’s level of interest-bearing liabilities funding assets.  Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

■
Capital.  The Company currently operates with a slightly higher equity-to-assets ratio than the Peer Group.  Accordingly, following the stock offering, Madison County Financial’s pro forma capital position can be expected to more significantly exceed the Peer Group’s equity-to-assets ratio.  The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses.  At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE.  On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Madison County Financial’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

■
Reported Earnings.  The Company’s reported earnings were higher than the Peer Group’s on a ROAA basis (1.55% of average assets versus 0.50% for the Peer Group).  The Company’s earnings reflected advantages with respect to higher net interest income, lower loan loss provisions and lower operating expenses, which were partially offset by the Peer Group’s earnings advantage with respect to higher non-interest operating income.  Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans.  On balance, RP Financial concluded that the Company’s reported earnings were a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

■
Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings.  In these measures, the Company operated with a higher net interest margin, a lower operating expense ratio, a lower level of non-interest operating income and a lower level of loss provisions.  The Company’s higher ratio for net interest income and lower operating expense ratio translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.76x versus 1.15X for the Peer Group).  Likewise, the Company’s efficiency ratio of 48.7% was more favorable than the Peer Group’s efficiency ratio of 72.9%.  Loan loss provisions had a more significant impact on the Peer Group’s earnings (0.54% of average assets versus 0.31% of average assets for the Company.  Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be more favorable than he Peer Group’s.  Therefore, RP Financial concluded that this was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

■
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly greater degree of volatility was associated with the Company’s net interest margin.  Other measures of interest rate risk, such as capital and IEA/IBL ratios were fairly comparable for the Company and the Peer Group.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will  exceed the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

■
Credit Risk.  Loan loss provisions were a larger factor in the Peer Group’s earnings (0.54% of average assets versus 0.31% of average assets for the Peer Group).  In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and more significant lending diversification into higher risk types of loans relative to the comparable Peer Group measures.  The Company’s credit quality measures generally implied lower credit risk exposure relative to the comparable credit quality measures for the Peer Group.  Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

■
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Company maintained a more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Company.  Second, the infusion of stock proceeds will provide the Company with greater earnings growth potential through leverage than currently maintained by the Peer Group.  Third, the Company’s lower operating expense ratio and the Peer Group’s higher ratio of non-interest operating income were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

■
Return on Equity.  Currently, the Company’s core ROE is more favorable than the Peer Group’s ROE.  However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will be more comparable to the Peer Group’s return on equity ratio.  Accordingly, this was a slightly positive factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

On balance, Madison County Financial’s pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a moderate upward adjustment was applied for profitability, growth and viability of earnings.

3.             Asset Growth

Asset growth was stronger for the Company compared to the Peer Group’s asset growth during the period covered in our comparative analysis.  Asset growth for the Company consisted of mix of loans and cash and investments, while growth in cash and investments for the Peer Group was more than offset by a decline in loans.  The Company’s historical asset growth would tend to be viewed more favorably than the Peer Group’s historical growth, given the higher yields that are generally earned on loans relative to cash and investments.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company.  On balance, a moderate upward adjustment was applied for asset growth.

4.             Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Operating in northeast Nebraska, the Company serves a very rural market area in the counties of Madison, Boone, Pierce, Knox and Cedar, as indicated by low population density and relatively low measures for household and per capita income.  Madison County, where the Company’s main office is located, experienced moderate population growth during 2011, although Madison County’s population is forecasted to increase at a slower rate over the next five years.  Madison County’s December 2011 unemployment rate was lower than the comparable unemployment rates for the U.S and Nebraska.  The other primary market area counties served by the Company’s branch network all loss population in 2011 and are projected to continue to experience further declines in population over the next five years.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

Overall, the markets served by the Peer Group companies were viewed as slightly more favorable with respect to supporting growth opportunities, as they generally operated in more populous and slightly more affluent markets than served by the Company.  Population growth in the markets served by the Peer Group companies was comparable to Madison County’s population growth rate during 2011, while projected population growth for the market areas served by the Peer Group companies was stronger than the five year projected population growth rate for Madison County. The Company’s competitive position in its primary market area, as indicated by deposit market share, was viewed to be not as strong as maintained by the Peer Group companies in general.  Madison County Financial’s deposit market share equaled 10.7% in Madison County, versus a 21.5% average and a 14.2% median deposit market shares indicated for the Peer Group companies in their respective primary market area counties.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3.  As shown in Table 4.1, January 2012 unemployment rates for the markets served by the Peer Group companies were all higher than the January 2012 unemployment rate for Madison County.  On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
Madison County Financial, Inc. and the Peer Group Companies(1)

		January 2012
	County	Unemployment

Madison County Financial -NE	Madison	4.1%

Peer Group Average		8.8%

Citizens Community Bancorp – WI	Eau Claire	6.4
First Capital, Inc. – IN	Harrison	9.3
First Clover Leaf Financial – IL	Madison	10.4
First Federal of N. Michigan – MI	Alpena	10.8
First Savings Financial Group – IN	Clark	9.6
Jacksonville Bancorp, Inc. - IL	Morgan	10.1
LSB Financial Corp. - IN	Tippecanoe	7.4
River Valley Bancorp – IN	Jefferson	9.0
Wayne Savings Bancshares – OH	Wayne	7.7
Wolverine Bancorp, Inc. – MI	Midland	7.6

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

5.             Dividends

At this time the Company has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.99% to 5.42%.  The average dividend yield on the stocks of the Peer Group institutions equaled 1.76% as of March 23, 2012.  As of March 23, 2012, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.67%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $11.7 million to $58.4 million as of March 23, 2012, with average and median market values of $33.5 million and $30.3 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 7.8 million, with average and median shares outstanding of 3.2 million and 2.6 million, respectively.  The Company’s stock offering is expected to have a pro forma market value that will be fairly consistent with the average and median market values indicated for the Peer Group.  Likewise, the number of shares outstanding for the Company is expected to be near the middle of the range of shares outstanding indicated for the Peer Group companies.  Consistent with all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering.  Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

7.             Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Madison County Financial:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Nebraska.  All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  The rally in the broader stock market continued at the start of the third quarter of 2011, as the Dow Jones Industrial Average (“DJIA”) approached a new high for 2011 amid indications the U.S. economy may be regaining momentum following a surprising jump in June manufacturing activity.  Stocks reversed course following the disappointing employment report for June, which raised fresh doubts about the strength of the U.S. economy.  Deepening concerns about the euro-zone debt crisis and the fiscal and economic woes of the U.S. further depressed stocks heading into mid-July.  Volatility was evident in the broader stock market heading into the second half of July, as investors weighed generally favorable second earnings reports against threatened debt defaults in the U.S. and Europe.  Stocks closed out July posting their biggest weekly drop in over a year on continuing debt-ceiling worries.  Signs of a weakening global economy accelerated the sell-off in the broader stock market at the beginning of August.  The downgrade of the U.S.’s credit rating sparked a global selloff on August 8th, pushing the DJIA to its sharpest one-day decline since the financial crisis in 2008.  Stocks rebounded the following day on hopes that the Federal Reserve would take some action to avert a meltdown in the financial markets.  Significant volatility continued to prevail in the stock market throughout the week, with the DJIA swinging higher or lower by over 400 points for four consecutive trading days.  Stocks concluded the volatile week closing higher, which was supported by a favorable report for July retail sales.  Volatility continued to prevail in the broader stock market through the second half of August 2011, reflecting uncertainty related to the European debt crisis, the U.S. economy and the possibility of the Federal Reserve taking further action to help boost the economy.  A dismal employment report for August pulled stocks lower in early-September, as no jobs were added in August and the unemployment rate remained at 9.1%.  Stocks rallied on news of a shakeup in Bank of America’s top management, which was followed by a sharp downturn attributed to rising fears about Europe’s debt crisis following the resignation of the top German official at the European Central Bank.  Doubts about President Obama’s stimulus proposal to revive the U.S. economy factored into the negative investor sentiment as well.  Stocks rebounded in mid-September, as an agreement for central banks to provide liquidity to the European banking system boosted investor confidence.  Following the Federal Reserve’s gloomy assessment of the economy at the conclusion of its two-day meeting, stocks tumbled heading into the end of the third quarter.  Bank stocks were particularly weak, based on concerns that the Federal Reserve’s plans to reduce long-term yields would result in tighter spreads for financial institutions.  Market volatility was particularly evident at the close of the third quarter, reflecting investor uncertainty about the European-sovereign debt crisis, a U.S. economy showing signs of falling back into a recession and signs that China’s economy was slowing down.  Overall, the DJIA was down 12% in the third quarter, which was its largest percentage decline since the first quarter of 2009.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

At the start of the fourth quarter of 2011, day-to-day fluctuations in the broader stock market continued to be dominated by news regarding Europe’s sovereign-debt problems.  The S&P 500-stock index briefly moved into bear-market territory on fears of a European debt default, which was followed by a strong rebound after the leaders of France and Germany promised to strengthen European banks.  A positive report on September U.S retail sales and more signs of progress in Europe’s sovereign-debt crisis helped to push the DJIA into positive territory in mid-October.  Mixed third quarter earnings reports and ongoing euro-zone concerns provided for more volatility in the broader stock market through the end of October.  Overall, the DJIA was up 9.5% for October, which was its best one-month performance in nine years.  The broader stock market continued to perform unevenly throughout November, as investors reacted to ongoing developments concerning Europe’s sovereign debt and mixed economic data.  Notably, the DJIA turned in its worst Thanksgiving week performance since the market began observing the holiday, as Europe’s debt problems and lackluster economic data weighed on the broader stock market.  Comparatively, stocks rallied strongly to close out November and into early-December, which was supported by news that major central banks agreed to act together to make it less costly for European banks to borrow U.S. dollars and a better-than-expected U.S. employment report for November.  Stocks traded unevenly heading into mid-December, as investors reacted to the latest developments concerning Europe’s ability to tackle its debt crisis.  Encouraging news coming out of Europe and  some reports showing a pick-up in U.S. economic activity supported a positive trend in the broader stock  market to close out 2011.  For all of 2011, the DJIA ended 2011 with a gain of 5.5% and the NASDAQ Composite was down 1.8% for the year.  Over the course of 2011, the S&P 500 had been up as much as 8.4% in late-April and down nearly 13% in early-October.  For all of 2011, the S&P 500 was essentially unchanged.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

More signs of an improving U.S. economy sustained a generally positive trend in the broader stock market at the start of 2012.  Major stock indexes moved to six-month highs in mid-January, as investors responded to encouraging jobs data and solid fourth quarter earnings posted by some large banks.  Disappointing economic data, including weaker than expected new home sales in December and fourth quarter GDP growth falling short of expectations, contributed to the DJIA posting its first weekly loss of 2012 in late-January.  Notwithstanding the downward trend in late-January, gains in the major stock indexes for January were the largest in fifteen years.  A strong jobs report for January helped stocks regain some traction in early-February, with the DJIA moving to its highest close since May 2008.  The DJIA posted its sharpest one day decline for 2012 heading into mid-February, which was attributable to renewed fears of a Greek default and disappointing readings on the U.S. economy.  Signs of an accelerating U.S. economic recovery and indications of progress toward an agreement on a bailout for Greece propelled the DJIA to a 52-week high in mid-February.  In late-February, the DJIA closed above 13000 for the first time since the financial crisis and February marked the fifth straight month that the DJIA closed higher.  Stocks faltered in early-March on worries about Greece and slower global economic growth, which was followed by a rebound going into mid-March.  Some favorable economic reports, including solid job growth reflected in the February employment data, Greece moving closer to completing its debt restructuring and most of the largest U.S. banks passing the latest round of “stress tests” contributed to the rally that pushed the broader stock market to multi-year highs in mid-March.  Concerns about slower growth in China pulled stocks lower heading into the close of the first quarter. On March 23, 2012, the DJIA closed at 13080.73, an increase of 7.0% from one year ago and an increase of 7.1% year-to-date, and the NASDAQ closed at 3067.92, an increase of 11.8% from one year ago and an increase of 17.8% year-to-date.  The Standard & Poor’s 500 Index closed at 1397.11 on March 23, 2012, an increase of 6.3% from one year ago and an increase of 11.1% year-to-date.

The market for thrift stocks has been somewhat volatile as well in recent quarters, but in general underperformed the broader stock market.  The thrift sector paralleled trends in the boarder stock market at start of the third quarter of 2011, initially rallying on upbeat economic data showing an unexpected increase in June manufacturing activity followed by a pullback on the disappointing employment for June.  Second quarter earnings reports for thrifts were generally better compared to the year ago period, which along with U.S. debt worries, provided for a narrow trading range for thrift stocks through mid-July.  Thrift stocks followed the broader market lower in-late July, which was largely related to the ongoing debt stalemate in Washington.  Financial stocks plunged following the downgrade of the U.S.’s credit rating, as fears about the health of the U.S. banking system returned to the market.  The volatility that prevailed in the broader stock market during the week that followed the downgrade of U.S. debt was particularly evident in the financial sector, with thrift stocks underperforming the broader stock market.  Notably, thrift stocks diverged from the broader stock market at the end of the week, as a weak reading for consumer sentiment pressured thrift stocks lower.  Consistent with the broader stock market, thrift stocks traded unevenly during the second half of August.   Following a late-August rebound, the weak employment numbers for August pushed thrift stocks lower in early-September.  Financial stocks led a one-day rally in the broader stock market on news of Bank of America’s changes to top management, which was followed by a selloff heading into mid-September on worries about the U.S. economy and the debt crisis in Europe.  Financial stocks were among the primary beneficiaries of a more optimistic outlook for the debt crisis in Europe, as bank and thrift stocks experienced a week-long rally in mid-September.  Comparatively, financial stocks led the market sharply lower going into final weeks of the third quarter, as investors responded to the Federal Reserve’s announcement of “Operation Twist”, a program intended to put downward pressure on longer-term interest rates and, thereby, increase an institution’s exposure to net interest margin compression.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

Bank and thrift stocks led a sharp market downturn to start out the fourth quarter of 2011, as investors were unsettled when Greece’s government indicated that it would miss its deficit target in 2011.  Indications that European policymakers were moving forward with plans to stabilize Europe’s banks and resolve Europe’s debt crisis pushed bank and thrift stocks and the broader market higher heading into mid-October.  Thrift stocks underperformed the broader stock market in mid-October, as third quarter earnings reports for some of the nation’s largest banks showed decreases in revenues.  Shares of financial stocks rallied in late-October, as European leaders hashed out an eleventh hour agreement to address the fallout from Greece’s debt woes.  Volatility prevailed in bank and thrift stocks through most of November, which was largely tied to changes in sentiment over resolution of Europe’s sovereign debt problems.  Thrift stocks traded lower along with the broader stock market Thanksgiving week and more than recovered those losses the following week, as financial shares were the strongest gainers on news about a coordinated plan by major central banks to cut short-term borrowings rates and U.S. employment growth picked up speed in November.  Thrift stocks were largely trendless heading into mid-December, as investors reacted to generally positive economic data and the conclusion of the European summit.  A strong report on housing starts in November and Spain’s second successful debt auction boosted financials along with the broader stock market in late-December.  Thrift stocks closed out 2011 generally trending higher, as financials benefitted from economic reports showing a brightening picture for the U.S. economy.  For 2011 overall, the SNL Index for all publicly-traded thrifts showed a decline of 18.7%.

Some more encouraging news on the economy helped to sustain the advance in thrift stocks at the beginning of 2012.  Bank and thrift stocks did not keep pace with the broader stock market heading into the second half of January, as financials traded in a narrow range on mixed fourth quarter earnings reports coming out of the sector.  Financial stocks led the broader market lower in late-January, as investors focused on the standoff between Greece and its creditors and Goldman Sachs cut its rating on Bank of America.  The better-than-expected employment report for January boosted thrift stocks in early-February, which was followed by a slight pullback on some profit taking and renewed concerns about the Greek bailout.  Bank and thrift stocks advanced in mid-February on increased optimism that Greece was close to getting approval of its bailout package.  Financials traded in a fairly narrow range into late-February and then retreated along with the broader stock market in late-February and early-March, based on concerns related to the global economy.  Generally favorable results from the Federal Reserve’s latest round of “stress test” triggered a broad based rally for bank and thrift stocks in mid-March.  Thrift stocks traded in a narrow range heading into the end of the first quarter.  On March 23, 2012, the SNL Index for all publicly-traded thrifts closed at 528.6, a decrease of 8.1% from one year ago and an increase of 9.8% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and one second-step conversion have been completed during the past three months.  The standard conversion offerings are considered to be more relevant for Madison County Financial’s’ pro forma pricing.  The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 53.8%.  On average, the two standard conversion offerings reflected price appreciation of 16.3% after the first week of trading.  As of March 23, 2012, the two recent standard conversion offerings reflected a 23.5% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange.  The current P/TB ratio of the fully-converted recent conversions equaled 74.08%, based on closing stock prices as of March 23, 2012.

RP® Financial, LC.	Valuation Analysis IV.15

Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed in Last 3 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions
Wellesley Bancorp, Inc. - MA*(1)	1/26/12	WEBK-NASDAQ	$274	8.07%	1.00%	118%	$22.5	100%	94%	5.5%	C/S	$225K/6.5%	8.0%	4.0%	10.0%	11.1%	0.00%
West Indiana Bancshares, Inc. - IN*(1)	1/11/12	WEIN-OTC-BB	$225	7.94%	1.46%	76%	$13.6	100%	85%	9.2%	C/S	$125K/2.7%	8.0%	4.0%	10.0%	5.2%	0.00%

Averages - Standard Conversions:			$250	8.01%	1.23%	97%	$18.1	100%	89%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	8.2%	0.00%
Medians - Standard Conversions:			$250	8.01%	1.23%	97%	$18.1	100%	89%	7.3%	N.A.	N.A.	8.0%	4.0%	10.0%	8.2%	0.00%

Second Step Conversions
Cheviot Financial Corp., - OH*	1/18/12	CHEV-NASDAQ	$601	12.02%	2.74%	0%	$37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%

Averages - Second Step Conversions:			$601	12.02%	2.74%	0%	$37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%
Medians - Second Step Conversions:			$601	12.02%	2.74%	0%	$37.4	62%	121%	6.7%	N.A.	N.A.	4.0%	4.0%	10.0%	1.9%	0.00%

Mutual Holding Companies(6)

Averages - All Conversions:			$425	10.01%	1.99%	49%	$27.7	81%	105%	7.0%	N.A.	N.A.	6.0%	4.0%	10.0%	5.0%	0.00%
Medians - All Conversions:			$425	10.01%	1.99%	49%	$27.7	81%	105%	7.0%	N.A.	N.A.	6.0%	4.0%	10.0%	5.0%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(3)(6)				Financial Charac.				Closing Price:
											First		After		After
	Conversion			Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(4)	Chge	Month(5)	Chge	3/23/12	Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Wellesley Bancorp, Inc. - MA*(1)	1/26/12	WEBK-NASDAQ	58.7%	12.8	x	8.2%	0.6%	14.0%	4.6%	$10.00	$12.00	20.0%	$12.10	21.0%	$12.29	22.9%	$12.90	29.0%
West Indiana Bancshares, Inc. - IN*(1)	1/11/12	WEIN-OTC-BB	48.9%	105.3	x	5.9%	0.1%	12.1%	0.5%	$10.00	$11.26	12.6%	$11.15	11.5%	$12.00	20.0%	$11.80	18.0%

Averages - Standard Conversions:			53.8%	59.0	x	7.1%	0.4%	13.1%	2.5%	$10.00	$11.63	16.3%	$11.63	16.3%	$12.15	21.5%	$12.35	23.5%
Medians - Standard Conversions:			53.8%	59.0	x	7.1%	0.4%	13.1%	2.5%	$10.00	$11.63	16.3%	$11.63	16.3%	$12.15	21.5%	$12.35	23.5%

Second Step Conversions
Cheviot Financial Corp., - OH*	1/18/12	CHEV-NASDAQ	65.6%	23.74		9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.84	10.5%

Averages - Second Step Conversions:			65.6%	23.7	x	9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.84	10.5%
Medians - Second Step Conversions:			65.6%	23.7	x	9.6%	0.4%	14.9%	2.5%	$8.00	$8.25	3.1%	$8.21	2.6%	$8.28	3.5%	$8.84	10.5%

Mutual Holding Companies(6)

Averages - All Conversions:			59.7%	41.4	x	8.3%	0.4%	14.0%	2.5%	$9.00	$9.94	9.7%	$9.92	9.4%	$10.21	12.5%	$10.60	17.0%
Medians - All Conversions:			59.7%	41.4	x	8.3%	0.4%	14.0%	2.5%	$9.00	$9.94	9.7%	$9.92	9.4%	$10.21	12.5%	$10.60	17.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.
(1) Non-OTS regulated thrift.					(5) Latest price if offering is more than one week but less than one month old.							(9) Former credit union.
(2) As a percent of MHC offering for MHC transactions.					(6) Mutual holding company pro forma data on full conversion basis.
(3) Does not take into account the adoption of SOP 93-6.					(7) Simultaneously completed acquisition of another financial institution.
(4) Latest price if offering is less than one week old.					(8) Simultaneously converted to a commercial bank charter.												March 23, 2012

RP® Financial, LC.	VALUATION ANALYSIS IV.16

Table 4.3
Market Pricing Comparatives
Prices As of March 23, 2012

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$11.52	$278.11	$0.14	$13.63	19.36	x	85.85%	10.82%	93.04%	19.99	x	$0.21	1.72%	25.05%	$2,577	12.02%	11.36%	3.49%	0.21%	1.48%	0.12%	0.50%
Converted Last 3 Months (no MHC)		$10.87	$49.11	$0.56	$15.37	21.27	x	70.12%	10.61%	74.08%	21.27	x	$0.16	1.81%	0.00%	$463	15.23%	14.32%	2.43%	0.53%	4.40%	0.53%	4.40%

Converted Last 3 Months (no MHC)
CHEV	Cheviot Financial Corp. of OH	$8.84	$67.16	$0.34	$13.70	26.00	x	64.53%	10.62%	72.46%	26.00	x	$0.32	3.62%	NM	$632	16.46%	14.65%	3.46%	0.41%	4.22%	0.41%	4.22%
WEBK	Wellesley Bancorp, Inc. of MA	$12.90	$31.05	$0.78	$17.04	16.54	x	75.70%	10.59%	75.70%	16.54	x	$0.00	0.00%	0.00%	$293	13.99%	13.99%	1.40%	0.64%	4.57%	0.64%	4.57%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

C.            The Acquisition Market

Also considered in the valuation was the potential impact on Madison County Financial’s stock price of recently completed and pending acquisitions of other financial institutions operating in Nebraska.  As shown in Exhibit IV-4, there were twenty acquisitions of Nebraska based thrifts and banks completed from the beginning of 2009 through March 23, 2012 and there is currently one acquisition pending for a Nebraska financial institution.  The recent acquisition activity involving Nebraska financial institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Madison County Financial’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Madison County Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift  and bank stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.  The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

9.             Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OCC regulated institution, Madison County Financial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects Madison County Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Moderate Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory conversion guidelines, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

RP® Financial, LC.	VALUATION ANALYSIS IV.19

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.  RP Financial’s valuation placed an emphasis on the following:

●
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

●
P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

●
P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of March 23, 2012, the pro forma market value of Madison County Financial’s conversion stock was $32,500,000 at the midpoint, equal to 3,250,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

1.           Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Company’s reported earnings equaled $3.449 million for the twelve months ended December 31, 2011.  In deriving Madison County Financial’s core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of loans and investments which equaled $300,000 and $9,000, respectively, for the twelve months ended December 31, 2011.  As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Company’s core earnings were determined to equal $3.245 million for the twelve months ended December 31, 2011.  (Note:  see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$3,449
Deduct: Gain on sale of loans(1)	(198)
Deduct: Gain on sale of investment securities(1)	(6)
Core earnings estimate	$3,245

(1)  Tax effected at 34.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $32.5 million midpoint value equaled 10.22 times and 10.93 times, respectively, which provided for discounts of 38.02% and 35.67% relative to the Peer Group’s average reported and core P/E multiples of 16.49 times and 16.99 times, respectively (see Table 4.4).  In comparison to the Peer Group’s median reported and core earnings multiples which equaled 15.02 times and 16.76 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 31.96% and 34.79%, respectively.  At the top of the super range, the Company’s reported and core P/E multiples equaled 13.90 times and 14.88 times, respectively.  In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected discounts of 15.71% and 12.42%, respectively.  In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected discounts of 7.46% and 11.22%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

 Table 4.4
Public Market Pricing
Madison County Financial, Inc. and the Comparables
As of March 23, 2012

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Madison County Financial, Inc.
Superrange		$10.00	$42.98	$0.67	$15.47	13.90	x	64.64%	15.63%	66.09%	14.88	x	$0.00	0.00%	0.00%	$275	24.17%	23.64%	0.08%	1.12%	4.65%	1.05%	4.35%
Maximum		$10.00	$37.38	$0.79	$16.48	11.91	x	60.68%	13.84%	62.15%	12.74	x	$0.00	0.00%	0.00%	$270	22.80%	22.26%	0.08%	1.16%	5.10%	1.09%	4.76%
Midpoint		$10.00	$32.50	$0.92	$17.65	10.22	x	56.66%	12.22%	58.14%	10.93	x	$0.00	0.00%	0.00%	$266	21.58%	21.02%	0.08%	1.20%	5.54%	1.12%	5.18%
Minimum		$10.00	$27.63	$1.09	$19.23	8.58	x	52.00%	10.56%	53.48%	9.16	x	$0.00	0.00%	0.00%	$262	20.31%	19.74%	0.09%	1.23%	6.06%	1.15%	5.67%

All Non-MHC Public Companies (7)
Averages		$12.01	$309.73	$0.12	$14.73	18.54	x	80.91%	10.00%	87.90%	19.69	x	$0.22	1.67%	25.50%	$2,706	11.73%	11.10%	3.48%	0.18%	1.15%	0.08%	0.11%
Medians		$11.82	$69.27	$0.33	$14.03	16.79	x	77.69%	9.55%	80.84%	17.74	x	$0.16	1.23%	0.00%	$881	11.63%	10.83%	2.47%	0.41%	3.38%	0.31%	2.69%

Comparable Group Averages
Averages		$12.62	$33.51	$0.62	$17.44	16.49	x	70.63%	8.27%	75.21%	16.99	x	$0.24	1.76%	21.33%	$408	12.40%	11.83%	3.23%	0.48%	4.17%	0.40%	3.40%
Medians		$15.18	$30.29	$0.44	$18.30	15.02	x	66.46%	7.39%	73.69%	16.76	x	$0.12	0.99%	8.93%	$408	11.45%	10.82%	3.17%	0.39%	4.26%	0.35%	2.97%

Comparable Group
CZWI	Citizens Commercial Bancorp Inc. of WI	$6.15	$31.57	$(0.01)	$10.27	NM		59.88%	5.95%	60.35%	NM		$0.00	0.00%	NM	$531	9.93%	9.86%	1.83%	0.00%	0.00%	-0.01%	-0.10%
FCAP	First Capital, Inc. of IN	$20.95	$58.37	$1.25	$18.13	14.96		115.55%	13.35%	129.48%	16.76	x	$0.76	3.63%	54.29%	$437	11.58%	10.46%	2.02%	0.87%	7.95%	0.78%	7.10%
FCLF	First Clover Leaf Financial Corp. of IL	$6.33	$49.60	$0.33	$10.09	15.07		62.74%	8.65%	74.30%	19.18	x	$0.24	3.79%	57.14%	$574	13.79%	11.90%	4.23%	0.57%	4.20%	0.45%	3.30%
FFNM	First Federal of N. Michigan of MI	$4.07	$11.74	$0.22	$8.52	15.65		47.77%	5.41%	48.45%	18.50	x	$0.00	0.00%	0.00%	$217	11.32%	11.18%	4.18%	0.34%	3.13%	0.29%	2.64%
FSFG	First Savings Financial Group of IN	$17.25	$40.78	$1.55	$25.42	11.06		67.86%	7.52%	78.30%	11.13	x	$0.00	0.00%	0.00%	$542	14.24%	12.95%	2.28%	0.70%	5.73%	0.70%	5.69%
JXSB	Jacksonville Bancorp Inc. of IL	$15.10	$29.01	$1.51	$21.12	8.99		71.50%	9.51%	76.61%	10.00	x	$0.30	1.99%	17.86%	$305	13.30%	12.52%	1.51%	1.06%	8.60%	0.96%	7.73%
LSBI	LSB Financial Corp. of Lafayette IN	$17.00	$26.44	$(0.13)	$23.26	NM		73.09%	7.26%	73.09%	NM		$0.00	0.00%	0.00%	$364	9.93%	9.93%	NA	0.15%	1.51%	-0.06%	-0.56%
RIVR	River Valley Bancorp of IN	$15.51	$23.48	$0.56	$18.47	16.68		83.97%	5.77%	84.25%	27.70	x	$0.84	5.42%	NM	$407	8.11%	8.09%	4.74%	0.36%	4.32%	0.21%	2.60%
WAYN	Wayne Savings Bancshares of OH	$8.60	$25.83	$0.55	$13.22	14.83		65.05%	6.30%	68.36%	15.64	x	$0.24	2.79%	41.38%	$410	9.68%	9.26%	3.17%	0.43%	4.45%	0.40%	4.22%
WBKC	Wolverine Bancorp, Inc. of MI	$15.26	$38.27	$0.33	$25.91	34.68		58.90%	13.03%	58.90%	NM		$0.00	0.00%	0.00%	$294	22.13%	22.13%	5.10%	0.36%	1.84%	0.27%	1.38%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2012 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

2.   Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $32.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 56.66% and 58.14%, respectively.  In comparison to the average P/B and P/TB ratios for the Peer Group of 70.63% and 75.21%, the Company’s ratios reflected a discount of 19.78% on a P/B basis and a discount of 22.70% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 66.46% and 73.69%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 14.75% and 21.10%, respectively.  At the top of the super range, the Company’s P/B and P/TB ratios equaled 64.64% and 66.09%, respectively.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 8.48% and 12.13%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 2.74% and 10.31%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting percentage increase in the P/TB ratio declines as the value is increased by a consistent percentage.  For example, Madison County Financial’s P/TB ratio is 8.7% higher at the midpoint compared to the minimum of the valuation range, while the P/TB ratio is only 6.3% higher at the super maximum compared to the maximum of the valuation range.

Exhibit IV-10 provides a comparative analysis of the pro forma P/TB ratios for all standard conversions completed during the past twelve months and implied P/TB discounts relative to their respective peer group’s P/TB ratios.  The average and median P/TB discounts equaled 24.03% and 22.17%, respectively, and the average and median one week price change for the standard conversions equaled 12.03% and 12.00%, respectively.

3.   Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $32.5 million midpoint of the valuation range, the Company’s value equaled 12.22% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 8.27%, which implies a premium of 47.76% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 7.39%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 65.36%.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, two standard conversion offerings were completed during the past three months.  In comparison to the 53.8% average closing forma P/TB ratio of the recent standard conversions, the Company’s P/TB ratio of 58.1% at the midpoint value reflects an implied premium of 7.99%.  At the top of the super range, the Company’s P/TB ratio of 66.1% reflects an implied premium of 22.86% relative to the recent standard conversions average P/TB ratio at closing.  The current average P/TB ratio of the two recent fully-converted offerings that are publicly-traded equaled 74.08%, based on closing stock prices as of March 23, 2012.  In comparison to the current average P/TB ratio of the recent publicly-traded fully-converted offerings, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 21.52% and at the top of the super range reflects an implied discount of 10.79%.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of March 23, 2012, the estimated aggregate pro forma market value of the Company’s shares to be issued immediately following the conversion equaled $32,500,000 at the midpoint, equal to 3,250,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $27,625,000 and a maximum value of $37,375,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,762,500 at the minimum and 3,737,500 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $42,981,250 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,298,125.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.